As filed with the Securities and Exchange Commission on July 21, 2004
                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    HQ SUSTAINABLE MARITIME INDUSTRIES, INC.
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

                             Process Equipment, Inc.
                                  (Former name)

           Delaware                        3550                  62-1407522
--------------------------------------------------------------------------------
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


    Wall Street Center, 14 Wall Street, 20th Floor, New York, New York 10005
                               Tel. (212) 618-1712
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)


    Wall Street Center, 14 Wall Street, 20th Floor, New York, New York 10005
                               Tel. (212) 618-1712
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                                 Norbert Sporns
                      Chief Executive Officer and President
                  c/o HQ Sustainable Maritime Industries, Inc.
                       Wall Street Center, 14 Wall Street
                                   20th Floor
                            New York, New York 10005

--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                            ------------------------
                                   Copies to:
                              Howard H. Jiang, Esq.
                                Baker & McKenzie
                                805 Third Avenue
                            New York, New York 10022
                               Tel. (212) 751-5700
                            ------------------------

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the  Securities  Act,  check the following box and list the
Securities  Act  registration   statement   number  of  the  earlier   effective
registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                             CALCULATION OF REGISTRATION FEE
====================================== ============== ================ =================== ==============
Title of Securities to be Registered   Number of      Proposed         Proposed
                                       Shares to Be   Maximum          Maximum             Amount of
                                       Registered     Offering Price   Aggregate           Registration
                                                      Per Share(1)     Offering Price(1)   Fee(5)
-------------------------------------- -------------- ---------------- ------------------- --------------
Shares of Common Stock, $.001 par      21,502,052     $0.77            $16,556,580         $2,097.72
value per share (2)
-------------------------------------- -------------- ---------------- ------------------- --------------
Shares of Common Stock Underlying      3,344,000      $0.77            $2,574,880          $326.24
Class C Warrants (3)
-------------------------------------- -------------- ---------------- ------------------- --------------
Shares of Common Stock Underlying      3,344,000      $0.77            $2,574,880          $326.24
Class D Warrants (4)
-------------------------------------- -------------- ---------------- ------------------- --------------
Class C Warrants                       3,344,000      n/a              n/a                 n/a
-------------------------------------- -------------- ---------------- ------------------- --------------
Class D Warrants                       3,344,000      n/a              n/a                 n/a
-------------------------------------- -------------- ---------------- ------------------- --------------
Total                                  28,190,052     $0.77            $21,706,340         $2,750.20
-------------------------------------- -------------- ---------------- ------------------- --------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the bid and asked prices of the common stock on the OTC Bulletin Board on June 28, 2004, which was $0.77 per share.
(2) Represents (i) 11,721,367 shares issued by us pursuant to two private placements in April 2004 of Units, with each Unit consisting of shares of common stock, Series C and Series D common stock purchase warrants; (ii) 500,000 shares we agreed to issue to a holder of a promissory note of our subsidiary, in exchange for cancellation thereof and release of any related claims; (iii) 520,685 shares we agreed to issue to Westminster Securities Corp. or its designees, for this firm's services as our financial advisor in connection with our recent reverse merger; (iv) 760,000 shares issuable as part of 3.8 Units, which Westminster or its designees have the right to receive pursuant to a warrant ("Agent Warrant") which we agreed to issue thereto, for Westminster's services as our placement agent, in the event the Agent Warrant is exercised as provided therein; and (v) 8,000,000 shares held by an existing shareholder. For more information, see "Selling Shareholders-- Our Recent Private Placements" and "--Additional Securities We Are Registering."
(3) Represents (i) 3,040,000 shares issuable upon the exercise of Series C common stock purchase warrants issued as part of Units sold in the private placements described above; and (ii) 304,000 shares issuable upon the exercise of Series C common stock purchase warrants included in the Units issuable pursuant to the Agent Warrant.
(4) Represents (i) 3,040,000 shares issuable upon the exercise of Series D common stock purchase warrants issued as part of Units sold in the private placements described above; and (ii) 304,000 shares issuable upon the exercise of Series D common stock purchase warrants included in the Units issuable pursuant to the Agent Warrant.
(5) Calculated using $126.70 per million dollars.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Subject to Completion, dated July 21, 2004

                                   PROSPECTUS

                    HQ Sustainable Maritime Industries, Inc.

                 The Resale of 28,190,052 Shares of Common Stock

         We are registering 28,190,052 shares of our common stock on behalf of the selling shareholders identified under the heading "Selling Shareholders" in this prospectus.

         The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions.

         We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the resale of our common stock pursuant to this offering. We will receive proceeds from the sale of shares of common stock underlying warrants held by some of the selling shareholders, which shares are also being registered hereby, if the selling shareholders exercise those warrants or options through a cash exercise, as well as if the Agent Warrant, further described herein, is exerciSed.

         Our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol "HQSM.OB." On June 28, 2004, the average of the bid and asked prices of our common stock was $0.77 per share.

         Investing in our common stock involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. For a discussion of some of the risks involved, see "Risk Factors" beginning on page 6 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is July , 2004

         The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information to which you might want to return. You should, however, read the entire prospectus carefully.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY ...............3          CHANGES IN AND DISAGREEMENTS
                                             WITH ACCOUNTANTS ON
RISK FACTORS .....................6          ACCOUNTING AND FINANCIAL
                                             DISCLOSURE ......................46
USE OF PROCEEDS .................13
                                             CERTAIN RELATIONSHIPS AND
SELLING SHAREHOLDERS ............14          RELATED TRANSACTIONS ............47

PLAN OF DISTRIBUTION ............19          MARKET INFORMATION ..............48

BUSINESS ........................21          DIVIDEND POLICY .................48

MANAGEMENT ......................32          PRINCIPAL SHAREHOLDERS ..........48

CAPITALIZATION ..................37          DESCRIPTION OF SECURITIES .......49

UNAUDITED PRO FORMA                          INDEMNIFICATION OF OFFICERS,
CONDENSED CONSOLIDATED                       DIRECTORS AND OTHERS ............50
FINANCIAL STATEMENTS ............38
                                             TRANSFER AGENT ..................50
MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL                        LEGAL MATTERS ...................50
CONDITION AND RESULTS OF
OPERATIONS ......................42          EXPERTS .........................51

                                             ADDITIONAL INFORMATION ..........51

                                             FINANCIAL STATEMENTS ...........F-1

                               PROSPECTUS SUMMARY

         This prospectus summary contains information about our company, our finances and our products that we believe is most important. This summary is qualified in its entirety by the more detailed information on these and other topics appearing elsewhere in this prospectus, including the information under the heading "Risk Factors" and the information contained in the financial statements. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully for a complete understanding of our business. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

         Unless otherwise indicated, all share and per share data in this prospectus (1) do not give effect to shares issuable upon exercise of outstanding options and warrants ; and (2) do not give effect to shares reserved for issuance under our 2004 Stock Incentive Plan described in more detail under "Management--Stock Option Plan." Certain financial information included in this prospectus has been derived from data originally prepared in Renminbi (RMB), the currency of the People's Republic of China. For purposes of this prospectus, a conversion rate of US$1.00 to RMB8.30 was utilized. There is no assurance that RMB amounts could have been or could be converted into US dollars at that rate.

         As used in this prospectus, "we", "us", "our", "HQSM" or "our company" refers to HQ Sustainable Maritime Industries, Inc. and all of its subsidiaries and affiliated companies.

About Our Company

         Our company was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a "blind pool/blank check" corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade's subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People's Republic of China, limited liability corporation, which we refer to as Hainan Quebec. As a result of that transaction, Hainan Quebec is presently our main operating subsidiary.

         In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly-owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSM being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc.

         HQSM is principally engaged in the vertically integrated business of aquaculture through co-operative supply agreements, ocean product harvesting, and processing and sales of farm-bred and ocean harvested aquatic products. HQSM is committed to providing a variety of high quality aquatic products through an integrated operation that covers key areas along the production chain from a bio-secure and stable supply of tilapia and shrimp under stringently monitored conditions, processed in accordance with internationally recognized standards of hygiene. HQSM's products are distributed domestically and exported.

         Our principal executive office is located at Wall Street Center, 14 Wall Street, 20th Floor, New York, New York 10005, and our telephone number is
(212) 618-1712. The URL for our website is http://www.hqfish.com.

About Our Revenues

         Our total sales for the fiscal year ended December 31, 2003 increased by $1,166,364 from $15,481,181 in 2002 to $16,647,545 in 2003. This increase constituted a 7.5% increase as compared to the previous fiscal year. Gross profit for the fiscal year ended December 31, 2003 decreased by $1,433,994 from

$6,688,434 in 2002 to $5,254,440 in 2003. This gross profit decrease constituted a 21.4% decrease as compared to the previous fiscal year. Gross profit as a percentage of sales for the fiscal year ended December 31, 2003 decreased to 31.56% compared to 43.2% for the fiscal year ended December 31, 2002.

About Our Products

         We have a series of tilapia, shrimp and other harvestable products mainly in the following forms:

         o        Tilapia:  whole  round  frozen  tilapia;   gutted  and  scaled
                  tilapia; boneless-skinless tilapia fillet;

         o Shrimp: head-on, shell-on; headless, shell-on; peeled, tail-on; peeled and deveined; peeled and undeveined principally white leg shrimp and ocean caught and ocean farmed shrimp (for instance, tiger shrimp); and

         o Harvestable Products: ribbonfish, mackerel, bream, squid and prawns.

About Our Recent Private Placements

         On April 23, 2004, we entered into a stock purchase agreement, to which we refer to as the Main Purchase Agreement, with each of Barron Partners LP, DAS Consulting LLC PSP, FBO Deborah Salerno, IRA FBO John P. O'Shea, SEP FBO Daniel Luskind, John B. Marsala, Henry S. Krauss, RES Limited, Frank L. Kramer,
Northern  Valley  Partners,   LLC  and  Joseph  A.  Smith,  to  which  we  refer
collectively as the Investors. Pursuant to the Main Purchase Agreement, Investors purchased, in a private placement, investment units to which we refer to as Units, at a price of $34,000 per Unit, each Unit consisting of (i) two hundred thousand (200,000) shares of our common stock, (ii) eighty thousand (80,000) Class C common stock purchase warrants and (iii) eighty thousand
(80,000) Class D common stock purchase warrants. Under the Main Purchase Agreement, we granted the Investors registration rights consisting of (1) the right to have the shares of common stock purchased in the private placement and the shares issuable pursuant to the warrants, as applicable, registered on a registration statement, of which this prospectus is a part, and (2) unlimited incidental registration rights allowing the Investors to include those securities in certain registration statements to be filed by us in the future.

         Upon the execution of the Main Purchase Agreement, and as part of the Units, we issued to the Investors (i) four-tenths (0.4) of a Class C warrant and
(ii) four-tenths (0.4) of a Class D warrant for every share of common stock purchased by them under the Main Purchase Agreement. The exercise price of the Class C warrants is $0.42 per share and the exercise price of the Class D warrants is $0.84 per share (as adjusted for each warrant from time to time as provided in the warrant). Pursuant to these Series C and Series D warrants, all Investors are entitled to purchase an aggregate of 6,080,000 shares of common stock. The effectiveness of the registration statement, of which this prospectus is a part is a condition to the Investors' obligation to purchase our common stock under the Main Purchase Agreement. The warrants expire on April 23, 2009 or eighteen months from the effectiveness of the registration statement of which this prospectus is a part, whichever is later, and contain a cashless exercise provision. See also "Selling Shareholders."

         Pursuant to the registration rights agreement attached to the Main Purchase Agreement, we are required to file with the Commission a registration statement, which registers the number of shares of common stock issuable to the Investors under the Main Purchase Agreement, as well as the number of shares underlying the warrants we issued to the Investors.

         Westminster Securities Corp. acted as our placement agent in connection with the private placement described above. In consideration of these services, we agreed to grant to Westminster or its designees a warrant (the "Agent Warrant") representing the right to purchase up to the total of 3.8 Units, at $34,000 per Unit. We also agreed to register hereunder the shares of common stock issuable pursuant to the Agent Warrant, as well as the shares of common stock underlying the Series C and Series D warrants included in the Agent Warrant. Westminster subsequently allocated the Agent Warrant and/or the securities covered thereby to three of its officers and one of its employees. We are therefore registering, on behalf of four designees of Westminster, a total of 760,000 shares of our common stock included in the Units issuable pursuant to the exercise of the Agent Warrant, and a total of 608,000 shares of our common stock underlying the Class C and Class D warrants that are also part of the Units (subject to the holder's exercise of such warrants).

         In addition, we entered into three other stock purchase agreements in April 2004, to which we refer to collectively as the Additional Purchase Agreements. Specifically, the Additional Purchase Agreements consist of a stock purchase agreement entered into on April 20, 2004 with Atlay Gokbilgin, pursuant to which Gokbilgin purchased, in a private placement, 1,000,000 shares of our common stock at a price of US$ 0.30 per share for a total amount of US$ 300,000; a stock purchase agreement entered into on April 21, 2004 with Du Rui, pursuant to which Rui purchased, in a private placement, 854,700 shares of our common stock at a price of US$ 0.30 per share for a total amount of US$ 256,410; and a stock purchase agreement entered into on April 21, 2004 with Wei-Ya Kao, pursuant to which Kao purchased, in a private placement, 2,266,667 shares of our common stock at a price of US$ 0.30 per share for a total amount of US$ 680,000.

         Under the Additional Purchase Agreements, Gokbilgin, Rui and Kao have certain incidental registration rights to include the shares of common stock purchased by them under the respective Additional Purchase Agreements in certain registration statements to be filed by us in the future. The shares of our common stock being registered hereby include shares held by these three shareholders.

Additional Securities We Are Registering

         We are also registering 520,685 shares of our common stock that we agreed to issue in a private placement to Westminster, for its services as our financial advisor in connection with our recent reverse merger with Process Equipment. Further, we are registering 500,000 shares we agreed to issue to Lui Hung Yen, a holder of a promissory note in the princIpal amount of $256,410 approximately of Jade, our subsidiary, in exchange for cancellation thereof and release of any related claims by this person against us or Jade.

         Finally, we are also registering 8,000,000 shares of our common stock on behalf of our existing shareholder, Red Coral Group Limited, which are beneficially owned by some of our directors and executive officers, Norbert Sporns, Lillian Wang Li and Harry Wang , who intend to use the proceeds from the sale of the shares to purchase additional shares from certain shareholders to increase their stake in our company. In this prospectus, we refer to the Investors, Gokbilgin, Rui, Kao, four designees of Westminster, Yen and Red Coral collectively as the selling shareholders. For more information, please see "Selling Shareholders."

                                  The Offering

         Common stock outstanding prior to this offering           63,809,437
         (at July 19, 2004)
         Common stock being offered for resale to the public       28,190,052(1)

         Common stock outstanding after this offering              91,999,489(1)

         Percentage of common stock outstanding following this     30.6%
         offering that shares being offered for resale represent

         Total proceeds raised by offering:     We will not receive any proceeds
                                                from the  resale  of our  common
                                                stock pursuant to this offering.
                                                However,  we  may  receive  some
                                                proceeds  if any of the  selling
                                                shareholders    exercise   their
                                                warrants in a cash exercise.  We
                                                may  also  receive  proceeds  if
                                                those selling  shareholders  who
                                                are Westminster's  designees pay
                                                us for up to  the  total  of 3.8
                                                Units,   at  $34,000  per  Unit,
                                                issuable  pursuant  to the Agent
                                                Warrant which we agreed to issue
                                                in  consideration of Westminster
                                                serving as our  placement  agent
                                                recently.

         Use of proceeds:                       Any proceeds that we may receive
                                                will be used for working capital
                                                and general corporate purposes.

         (1) Assumes that all of the shares being registered hereby will be issued.

                                 RISK FACTORS

         An investment in our common stock being offered for resale by the selling shareholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating To Our Company

         We Have No Long-Term Agreements With Customers Or Distributors; Should They Discontinue To Do Business With Us, Our Business And Profitability May Be Adversely Affected.

         Currently, most of our immediate customers are distributors who resell our products to other customers. Our sales arrangements with these distributors are generally short-term in nature and we had not formed or engaged in any agency or distributorship arrangements with such distributors. In the event that some of these distributors cease to purchase our products, our business and profitability may be adversely affected. Even if we are able to procure agency or distributorship arrangements, there is no guarantee that such arrangements will be exclusive in procuring the domestic and/or export sales of our products.

         We rely on co-operative suppliers and any adverse changes in these relationships may adversely affect us.

         We have developed a co-operative network in Hainan Province for the supply of tilapia and shrimp by entering into co-operative supply agreements with various co-operative suppliers, who are aquaculture farmers in Hainan
Province. Pursuant to the co-operative supply agreements, Hainan Quebec is assured the necessary supply of aquatic products from its cooperative suppliers. The continuance and smooth operations of this co-operative network are essential in ensuring cost efficiency and the timely fulfillment of our customer orders. Any adverse change to the co-operative network, including any early termination or non-renewal of any material supply agreement or any failure of the suppliers to fulfill the obligations under the supply agreement, may result in a material adverse effect on our business model, operation and competitiveness.

         If we are not able to implement our strategies in achieving our business objectives, our business operations and financial performance may be adversely affected.

         Our business plan is based on circumstances currently prevailing and the bases and assumptions that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

         We depend on the availability of additional resources for future growth.

         We are currently experiencing a period of significant growth in terms of sales volume. We believe that our continued expansion is essential for us to remain competitive and to capitalize on the growth potential of our business. Such expansion may place a significant strain on our management and operational and financial resources.

         As the scale of our operations grows, we will have to continually improve our management, operational and financial systems, procedures and controls, and expand our workforce. The expansion of our business operations may also involve co-operation, or development of new relationships, with third parties, such as customers and suppliers. There can be no assurance that our existing or future management, operational and financial systems, procedures and controls will be adequate to support our operations, or that we will be able to recruit, retain and motivate our personnel. There can also be no assurance that we will be able to establish, develop or maintain the business relationships beneficial to our operations. Failure to manage growth effectively could have a material adverse effect on our business and the results of our operations and financial condition.

         We depend on key management personnel, and the loss of any of their services could materially adversely affect us.

         Our operations are dependent upon the experience and expertise of a small number of key management personnel. Our future results will depend significantly upon the efforts of these persons, in particular, Mr. Harry Wang, Ms. Lillian Wang Li and Mr. Norbert Sporns. The loss of the service of any of them for any reason could have a material adverse effect on the business, and the results of our operation and financial condition.

         We depend on supply of raw materials, and any adverse changes in such supply or the costs of raw materials may adversely affect our operations.

         We currently obtain all of our raw materials from various aquaculture farms in Hainan Province and are, therefore, dependent on a stable and reliable supply of such raw materials in the region. The supply of these raw materials can be adversely affected by any material change in the climatic or environmental conditions in the Hainan province, which may, in turn, have a material adverse effect on the cost of our raw materials and on our operations.

         We do not maintain any product liability insurance, and we could therefore be adversely affected by product liability claims against us.

         During the past four years, we have not purchased or maintained any liability insurance for our tilapia or shrimp products. We believe that there are valid reasons for not purchasing this liability insurance. However, our tilapia and shrimp products are sold in the PRC domestic market as well as exported to locations in the United States, Canada, Japan and some European countries. There is a possibility that our customers, or the ultimate buyers of our products, may have adverse reactions to the tilapia and shrimp products that we process and sell. Any adverse reaction may result in actual or potential product liability claims to our company. Accordingly, any significant product liability claim may have an adverse effect on our reputation and profitability.

         We may never pay any dividends to our shareholders.

         We did not declare any dividends for the year ended December 31, 2003. Our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

         Hainan Quebec is a sino-foreign joint venture and is not wholly-owned by our company.

         Hainan Quebec, our principal operating subsidiary, is a sino-foreign equity joint venture established in the PRC and is owned, approximately, 84.42% by Jade and 15.58% by Hainan Fuyuan. Accordingly, we may not be able to control all the decisions made by Hainan Quebec without the consent and co-operation of Hainan Fuyuan. Hainan Fuyuan may also have economic or business interests or goals inconsistent with ours and Hainan Fuyuan may take actions contrary to our requests, policies or objectives. Hainan Fuyuan may be unable or unwilling to fulfill its obligations under the joint venture agreement and may itself experience financial difficulties in the future which may impact our business and operations.

         If the joint venture were to terminate or were to expire without being renewed, or if a deadlock or any significant disputes arise between our company and Hainan Fuyuan, the operations and financial results of Hainan Quebec could be materially and adversely affected and, because it is our main operating subsidiary, that could adversely affect us. Furthermore, Hainan Fuyuan has not undertaken that it will not engage in any business operations on its own or in association with others that may be in competition with our company. Any such developments could adversely affect the financial results of our company.

Risks Relating To The Aquaculture Industry

         Our operating subsidiary must comply with environmental protection laws, which could adversely affect our profitability.

         Hainan Quebec is required to comply with the environmental protection laws and regulations promulgated by the national and local governments of the PRC. Some of these regulations govern the level of fees payable to government entities providing environmental protection services and the prescribed standards relating to the discharge of effluent. Currently the plant treats all of its waste effluent completely to level one (that is, consistent with releasing potable water back to the environment), and there is currently no charge being levied. In addition, these regulations further empower local governments to impose penalties on those companies which fail to comply with the prescribed standards. If we, through Hainan Quebec, fail to comply with any of these environmental laws and regulations in the PRC, depending on the types and seriousness of the violation, we may be subject to, among other things, warning from relevant authorities, imposition of fines, specific performance and/or criminal liability, forfeiture of profit made, being ordered to close down our business operations and suspension of relevant permits.

         Although our production technologies allow us to efficiently control the level of pollution resulting from our production process, and notwithstanding the fact that we have received evidence of compliance with environmental protection requirements from government authorities, due to the nature of our business, effluent wastes are unavoidably generated in the aquaculture production processes.

         The national and the local governments may promulgate new regulations that may require us to pay environmental protection fees or require us to upgrade our environmental protection facilities. These regulations may impose additional costs and may adversely affect our profitability.

         We could be adversely affected by the occurrence of natural disasters in Hainan Province.

         From time to time, Hainan Province, like other South China Sea destinations, experiences typhoons, particularly during the third quarter of any calendar year. Natural disasters could impede operations, damage infrastructure necessary to our operations or adversely affect the logistical services to and from Hainan Province. The occurrence of natural disasters in Hainan Province could adversely affect our business, the results of our operations, prospects and financial condition. We do not currently have any insurance against damage caused by natural disasters, accidents or other similar events, nor do we have insurance covering losses due to resulting business interruption. Should such losses occur, our operations, revenue and profitability might be adversely affected.

         We may be adversely affected by the fluctuation in raw material prices and selling prices of our products.

         The raw materials we use are aquaculture stocks and commodities that may experience price volatility caused by events such as market fluctuations or changes in governmental aquaculture programs. These price changes may ultimately result in increases in the selling prices of our products, and may, in turn, adversely affect our sales volume, revenue and operating profit.

         Neither our products nor the raw materials required have, in general, experienced any significant price fluctuations in the past, but there is no assurance that the raw materials we require will not be subject to any significant price fluctuations or pricing control in the future. The market price of these raw materials may also experience significant upward adjustment, if, for instance, there is a material under-supply or over-demand in the market. Should this happen, our business and the results of our operations could be adversely affected.

         Our operations, revenue and profitability could be adversely affected by changes in laws and regulations in the countries where we do business.

         The governments of our exporting countries, including the United States, Japan and other overseas markets, such as Europe and Canada, may, from time to time, consider regulatory proposals relating to raw materials, food safety and market, and environmental regulation, which, if adopted, could lead to disruptions in supply of our products and/or increases in operational costs, which, in turn, could affect our profitability. To the extent that we increase our product prices as a result of such changes, our sales volume and revenues may be adversely affected.

         Furthermore, these governments may change certain regulations or impose additional taxes or duties on certain Chinese imports from time to time. Such regulations, if effected, may have a material adverse impact on our operations, revenue and/or our profitability.

         We could be adversely affected by contamination and disease resulting from our purchases of raw materials from third parties.

         We ceased our aquaculture farming operations in January 2003. Since that time, we have been purchasing raw materials from contracted large-scale local suppliers. If any contamination or outbreak of disease occurs, our supply of raw materials may be jeopardized or disrupted, which, in turn, could adversely affect our operations, revenue and/or profitability.

         We may be unable to continue to take advantage of the seasonal pricing fluctuation in sales of our products.

         We have been experiencing seasonal fluctuation in sales in terms of pricing. Pricing fluctuation occurs during the winter season when fish farms in northern PRC suspend production due to cold weather conditions. With the lack of supply from these farms in northern PRC, aquaculture products from other parts of the PRC could customarily be sold at a premium during the winter season. However, there can be no assurance that such premium or pricing could be maintained in the future.

         Our inability to successfully compete with our competitors in the aquaculture industry may adversely affect us.

         The aquaculture industry is open to competition from local and overseas operators engaged in similar businesses and products to ours. There is no assurance that we can consistently be successful in maintaining a competitive advantage against our competitors. Any increase in competition may have an adverse effect on both the sales and the pricing of our aquaculture products, which, in turn, will have an adverse effect on our performance, profitability and cash flow.

Risks Relating To The PRC

         There could be changes in government policies that may adversely affect our business.

         The aquatic products industry in the PRC is subject to policies implemented by the PRC government from time to time. The PRC government may, for instance, impose control over aspects such as raw material distribution, product pricing and sales. On the other hand, the PRC government may also make available subsidies or preferential treatments (such as in the form of tax benefits or favorable financing arrangements).

         If the raw materials used by us or our products should become subject to any form of government control, then depending on the nature and extent of such control and our ability to make corresponding adjustments, there could be a material adverse effect on our business and operating results.

         Certain political and economic considerations relating to PRC could adversely affect our company.

         The PRC has a planned economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the rate or method of taxation, and imposition of additional restrictions on currency conversion.

         The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

         The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

         Potential effects related to the PRC's WTO accession could have a material adverse effect on our company.

         The PRC became a member of the WTO in December 2001. Pursuant to the bilateral agreement entered into between the PRC and the United States on December 11, 1999, the PRC agreed to lower tariffs on imports by an average of approximately 17% and to eliminate quotas and other quantitative restrictions on food product imports within two to five years. In particular, the average tariff imposed on priority agricultural products from the United States will fall from 31.5% to 14.5% by 2004. We expect that the lowering of import tariffs and the elimination of quotas and other import restrictions by the PRC in respect of agricultural products would increase competition from overseas suppliers. There is no assurance that such increased competition will not have any material adverse effect on our business or profitability.

         Currency conversion and exchange rate volatility could adversely affect our financial condition.

         The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

         Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

         Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

         Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

         Since 1994, the exchange rate for Renminbi against the United States dollars has remained relatively stable, most of the time in the region of approximately RMB8.28 to US$1.00. However, there can be no assurance that Renminbi will not be subject to devaluation. We may not be able to hedge effectively against Renminbi devaluation, so there can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

         Hainan Quebec, our principal operating subsidiary, is an FIE to which the Foreign Exchange Control Regulations are applicable. There can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future.

         Our dependence upon Chinese production facilities and raw material suppliers could affect our company.

         All of our processing facilities are located in the PRC and all the raw materials we require are located in the PRC. Therefore, our operations and performance are subject to changes in the economic and political environment in the PRC and to the risks inherent in maintaining operations outside the United States.

Risks Relating To The Offering

         This prospectus contains forward-looking statements that are subject to risks, uncertainties, and assumptions; our actual results may differ materially from those anticipated in the forward-looking statements.

         This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "our company believes," "management believes" and similar language. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions, including those set forth in the discussion under "Management's Discussion and Analysis." Our actual results may differ materially from results anticipated in these forward-looking statements. We base the forward-looking statements on information currently available to us, and we assume no obligation to update or revise them, whether as a result of new information, future events or otherwise. In addition, our historical financial performance is not necessarily indicative of the results that may be expected in the future and we believe that such comparisons cannot be relied upon as indicators of future performance.

         The market price for shares of our common stock could be volatile, and you may be unable to resell your shares in the stock market.

         The market price for the shares of our common stock may fluctuate in response to a number of factors, some of which are beyond our control. Investors may be unable to resell their shares in the stock market due to variations in turnover, trading volume or other market conditions.

         There could be future dilution of shareholders' interest in our company.

         We may need to raise additional funds in the future to finance new developments or expand existing operations. If we raise additional funds through the issuance of new equity or equity-linked securities, other than on a pro rata basis to our existing stockholders, the percentage ownership of the existing shareholders may be reduced. Existing shareholders may experience subsequent dilution and/or such newly issued securities may have rights, preferences and privileges senior to those of the existing shareholders.

         We have not independently verified the accuracy of certain facts and statistics provided in this prospectus.

         Certain information and statistics in this prospectus such as statistics relating to the PRC aquaculture and seafood industry in the PRC as well as other countries are derived from various public and private publications. While we have taken reasonable care to ensure that the facts and statistics are accurately reproduced from such sources, we have not independently verified the information and do not guaranty that it is accurate, complete or up-to-date, and therefore, we make no representation as to the accuracy of such facts and statistics. Accordingly, such information should not be unduly relied upon.

         We cannot guaranty the existence of an established public trading market.

         Although our common stock trades on the NASD OTC Bulletin Board, a regular trading market for our securities may not be sustained in the future. The NASD has enacted recent changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. We cannot determine the effect of these rule changes and other proposed changes on the OTC Bulletin Board at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD's automated quotation system (the "NASDAQ Stock Market"). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

         o        the issuance of new equity securities pursuant to an offering;

         o        changes in interest rates;

         o competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

         o        variations in quarterly operating results;

         o        change in financial estimates by securities analysts;

         o        the depth and liquidity of the market for our common stock;

         o investor perceptions of our company and the aquaculture industry generally; and

         o        general economic and other national conditions.

         Our common stock could be considered a "penny stock."

         Our common stock could be considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under
Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a "recognized" national exchange;
(iii) it is NOT quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) it is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

         Broker-dealer requirements may affect the trading and liquidity of shares of our common stock.

         Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

         Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in
(ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

         It may be difficult to effect service of process and enforcement of legal judgments upon our company and our officers and directors because some of them reside outside the United States.

         As our operations are presently based in China and some of our key directors and officers reside outside the United States, service of process on our company and our key directors and officers may be difficult to effect within the United States. Also, substantially all of our assets are located outside the United States and any judgment obtained in the United States against us may not be enforceable outside the United States. To mitigate these difficulties, we have appointed Norbert Sporns, our Chief Executive Officer and President, as our agent to receive service of process in any action against our company in the United States.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the resale of our common stock pursuant to this offering. We may, however, receive proceeds if any of the selling shareholders exercise their warrants through a cash exercise. We may also receive proceeds if those selling shareholders who are Westminster's designees pay us for up to the total of 3.8 Units, at $34,000 per Unit, issuable pursuant to the Agent Warrant which we agreed to issue in consideration of Westminster serving as our placement agent recently. For more information, see "Selling Shareholders" below. Any proceeds that we may so receive will be used for general corporate purposes, including funding our working capital needs.


                              SELLING SHAREHOLDERS

         The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock set forth below.
When we refer to "selling shareholders" in this prospectus, we mean those persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling shareholders' interests in shares of our common stock other than through a public sale.

         The table below sets forth, as of the date of this prospectus, the name of each selling shareholder for whom we are registering shares for resale to the public, and the number of shares of common stock that each selling shareholder may offer pursuant to this prospectus. The common stock being offered by the selling shareholders was acquired from us either in our reverse merger with Process Equipment in 2004, which is described elsewhere in this prospectus, or in private placements of our common stock that were completed in April 2004. The shares of common stock offered by the selling shareholders were issued pursuant to exemptions from the registration requirements of the Securities Act. The selling shareholders that acquired our stock in private placements completed in April 2004 represented to us that they were accredited investors and were acquiring our common stock for investment and with no present intention of distributing the common stock. We have agreed to file a registration statement covering the common stock received by the selling shareholders. We have filed with the Securities and Exchange Commission, under the Securities Act, a registration statement on Form SB-2 with respect to the resale of the common stock from time to time by the selling shareholders, and this prospectus forms a part of the registration statement on Form SB-2. Except as noted below, none of the selling shareholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

         Based on the information provided to us by each selling shareholder and as of the date the same was provided to us, assuming that the selling shareholders sell all of our shares of common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, each selling shareholder will not own any shares other than those appearing in the column entitled "Percentage of Common Stock owned after the Offering." We cannot advise you as to whether the selling shareholders will in fact sell any or all of such shares of common stock. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

Selling Shareholder        Number of       Number of     Number of       Total           Total number   Percentage
                           shares of       shares of     shares of       number of       of securities  of Common
                           Common          Common        Common          securities      being          Stock
                           Stock owned     Stock         Stock           owned prior     registered     owned after
                           prior to the    issuable      issuable        to the                         the
                           Offering        upon the      upon the        Offering                       Offering
                                           exercise of   exercise of                                    (2)(3)
                                           Series C      Series D
                                           Warrants      Warrants
                                           @ $0.42       @ $0.84
                                           per share     per share
                                           (1)           (1)

----------------------     -----------     ----------    -----------     -----------     -------------  ----------
Du Rui                         854,700              0              0         854,700           854,700     --

Altay Gokbilgin              1,000,000              0              0       1,000,000         1,000,000     --

Wei-Ya Kao                   2,266,667              0              0       2,266,667         2,266,667     --

Lui Hung Yen                   500,000              0              0         500,000           500,000     --

Barron Partners              3,700,000      1,480,000      1,480,000       6,660,000         6,660,000      *
LP(4)

DAS Consulting
LLC PSP, Pershing            1,185,845        400,000        400,000       1,985,845         1,800,000      *
LLC as Custodian,
FBO Deborah
Salerno




                                       14

IRA FBO John P.
O'Shea, Pershing             1,871,136        520,000        520,000       2,911,136         2,340,000      *
LLC as
Custodian(5)(10)

SEP FBO Daniel
Luskind, Pershing              100,000         40,000         40,000         180,000           180,000      *
LLC as
Custodian(5)(10)

John P.                        630,000        152,000        152,000         934,000           934,000      *
O'Shea(5)(6)(10)

Daniel Luskind                 329,580         76,000         76,000         481,580           467,000      *
(5)(7)(10)

Marika                          21,885              0              0          21,885            20,685      *
Xirouhakis(5)(8)(10)

John B. Marsala                200,000         80,000         80,000         360,000           360,000      *

Henry S. Krauss(5)             422,000        116,000        116,000         654,000           647,000      *
(9)(10)

RES Limited(11)                600,000        240,000        240,000       1,080,000         1,080,000      *

Frank L. Kramer                200,000         80,000         80,000         360,000           360,000      *

Northern Valley                200,000         80,000         80,000         360,000           360,000      *
Partners, LLC(12)

Joseph A. Smith                200,000         80,000         80,000         360,000           360,000      *

Red Coral Group             41,189,258              0              0      41,189,258         8,000,000     52%
Limited (13)

Total                       55,471,071      3,344,000      3,344,000      62,159,071        28,190,052

* Less than 1%
(1)    Assumes no price adjustment to exercise price.
(2) Assumes that each named selling shareholder sells all of the shares of common stock it holds (including the shares it will hold pursuant to the exercise of warrants, as applicable) that are covered by this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, subsequent to the date as of which we obtained information regarding its holdings. Because the selling shareholders are not obligated to sell all or any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number of shares of common stock (or actual percentage of the class of common stock) that will be held by any selling shareholder upon completion of the offering.
(3) Calculated based on Rule 13d-3(d)(i) of the Exchange Act of 1934, as amended, using 63,809,437 shares of common stock outstanding as of July 19, 2004.
(4) Andrew Barron Worden, Managing Partner of the selling shareholder, has sole voting and investment power over the securities that this selling shareholder beneficially owns.
(5) Each of John O'Shea, Daniel Luskind and Henry S. Krauss is an officer of Westminster, our placement agent in a recent private placement of our common stock to some selling shareholders, as well as our financial advisor in connection with our recent reverse merger. Marika Xirouhakis is an employee of Westminster.
(6) Securities being registered on behalf of this selling shareholder consist of (a) 250,000 shares we agreed to issue to Westminster or its designees for Westminster's services as our financial advisor in the reverse merger; (b) 380,000 shares included in the Units issuable pursuant to the Agent Warrant, representing the portion thereof allocated by Westminster to this selling shareholder (subject to the holder's payment of $34,000 per Unit to us); and (c) 152,000 shares underlying Class C warrants and 152,000 shares underlying Class D warrants, all included in the same Units , which shares are issuable to the selling shareholder in the event he exercises his portion of the Agent Warrant and these Series C and Series D warrants.
(7) Securities being registered on behalf of this selling shareholder consist of (a) 125,000 shares we agreed to issue to Westminster or its designees for Westminster's services as our financial advisor in the reverse merger; (b) 190,000 shares included in the Units issuable pursuant to the Agent Warrant, representing the portion thereof allocated by Westminster to this selling shareholder (subject to the holder's payment of $34,000 per Unit to us); and (c) 76,000 shares underlying Class C warrants and 76,000 shares underlying Class D warrants, all included in the same Units, which shares are issuable to the selling shareholder in the event he exercises his portion of the Agent Warrant and these Series C and Series D warrants.
(8) Shares being registered on behalf of this selling shareholder consist of 20,685 shares we agreed to issue to Westminster or its designees for Westminster's services as our financial advisor in the reverse merger.
(9) Securities being registered on behalf of this selling shareholder consist of (b) 107,000 shares previously owned and/or acquired in our private placement in April 2004; (b) 125,000 shares we agreed to issue to Westminster or its designees for Westminster's services as our financial advisor in the reverse merger; (c) 190,000 shares included in the Units issuable pursuant to the Agent Warrant, representing the portion thereof allocated by Westminster to this selling shareholder (subject to the holder's payment of $34,000 per Unit to us); and (d) 76,000 shares underlying Class C warrants and 76,000 shares underlying Class D warrants, all included in the same Units, which shares are issuable to the selling shareholder in the event he exercises his portion of the Agent Warrant and these Series C and Series D warrants.
(10) Each of these selling shareholders is an affiliate of a broker-dealer, purchased the shares in the ordinary course of business (and/or as compensation to Westminster or its designees) and, at the time of the purchase, did not have any agreement or understanding, directly or indirectly, with any person to distribute the shares.
(11) Evelyn J. Cann, the President of the selling shareholder, and M. Scott Godet, the Secretary of the selling shareholder, share voting and investment power over the securities beneficially owned by this selling shareholder.
(12) Michael Potter, the President of the selling shareholder, has sole voting and investment power over the securities beneficially owned by this selling shareholder.
(13) Red Coral Group Limited is the shareholder of record. The shares are beneficially owned by Norbert Sporns, our Chief Executive Officer, President and director, Harry Wang, our Chief Operating Officer and director, and Lillian Wang Li, our Chairman of the Board of Directors and Acting Chief Financial Officer, each of whom own, respectively, 24%, 51% and 25% of the issued capital of Red Coral and all of whom share voting and investment power over the shares held by Red Coral.

Our Recent Private Placements

         First Private Placement

         Exemption from Registration. As described under "Summary--About Our Recent Private Placements", we issued Units, each consisting of shares of our common stock, Series C and Series D common stock purchase warrants to the Investors in accordance with and in reliance upon the exemption from securities registration afforded by Rule 506 under Regulation D promulgated by the SEC under the Securities Act and/or Section 4(2) of the Securities Act.

         Purchase Price. The purchase price paid by each Investor was $34,000 per Unit (the "Purchase Price"), payable in United States Dollars. If, within the 24 months following the earlier of (i) April 30, 2004 or (ii) upon satisfaction of all conditions precedent to our company's and the Investors' obligations, unless extended by mutual consent by our company and Investors until May 15, 2004 (the "Final Closing") we complete a sale of a convertible note or notes, shares of common stock, or shares of preferred stock, or warrants, rights or options to purchase common stock (other than pursuant to an employee stock option plan or directors' stock option plan) at a price per share of common stock, or with a conversion or exercise right to acquire common stock at a price per share of common stock, that is less than the Purchase Price (as adjusted for any stock splits, stock dividends, or the like subsequent to the Final Closing) (collectively, the "Subsequent Purchase Price"), we must make a post-closing adjustment in the Purchase Price so that the effective price per share paid by the Investors is reduced to the Subsequent Purchase Price as applied to the Investors' then current holdings. Within five business days following the closing of the subsequent sale, we must pay to the Investors the product of the number of shares owned by Investors on the date of the subsequent sale times the difference between the Purchase Price and the Subsequent Purchase Price. Payment shall be made in cash or issuance of the notes, preferred stock, common stock, unit offering or financing that causes triggering the price adjustment, at the option of each individual Investor.

         Number of Shares Being Registered in Connection with the Main Purchase Agreement. The Main Purchase Agreement includes a registration rights agreement as an exhibit thereto. Pursuant to the registration rights agreement, we are required to initially file with the Commission a registration statement which registers the number of shares and shares underlying warrants that were purchased by the Investors, that is, an aggregate of 7,600,000 shares of common stock. The registration statement of which this prospectus is a part also includes 6,080,000 shares of common stock issuable pursuant to the exercise of Series C and Series D warrants, granted to the Investors as described below.

         Warrants Issued in Connection With The Main Purchase Agreement. Upon the execution of the Main Purchase Agreement, we issued to the Investors (i) four-tenths (0.4) of a Class C Warrant and (ii) four-tenths (0.4) of a Class D Warrant for every share of common stock purchased under the Main Purchase Agreement. The exercise price of the Class C warrants is $0.42 per share, and the exercise price of the Class D warrants is $0.84 per share (as adjusted for each warrant from time to time as provided therein). Pursuant to these warrants, the Investors are entitled, collectively, to purchase 6,080,000 shares of common stock. The effectiveness of the registration statement of which this prospectus is a part is a condition to the Investors' obligation to purchase our common stock under the Main Purchase Agreement. The warrants expire April 23, 2009 (five (5) years from the date of issuance) or eighteen months from the effectiveness of the registration statement of which this prospectus is a part, whichever is later, with a cashless exercise provision. Under the terms of the warrants, the holders thereof agree not to elect for a period of one (1) year a cashless exercise of the warrants. The holders also agree not to elect a cashless exercise so long as there is an effective registration statement for shares underlying the respective warrants.

         Investors Right of Indemnification. We have agreed to indemnify the Investors from all claims, demands, losses, costs, expenses, obligations, liabilities or other damages, including interest, penalties and reasonable attorney's fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of the Main Purchase Agreement or failure by us to perform with respect to any of its representations, warranties or covenants contained in the Main Purchase Agreement or any exhibit or other instrument furnished or to be furnished under the Main Purchase Agreement.

         Securities Being Registered on Behalf of the Placement Agent. As described above, Westminster acted as our placement agent in connection with the above private placement. In consideration of these services, we agreed to grant to Westminster or its designees the Agent Warrant representing the right to purchase up to the total of 3.8 Units, at $34,000 per Unit. We also agreed to register hereunder the shares of common stock issuable pursuant to the Agent Warrant, as well as the shares of common stock underlying the Series C and Series D warrants included in the Agent Warrant. Westminster subsequently allocated the Agent Warrant and/or the securities covered thereby to three of its officers and one of its employees. We are therefore registering, on behalf of four designees of Westminster, a total of 760,000 shares of our common stock included in the Units issuable pursuant to the exercise of the Agent Warrant, and a total of 608,000 shares of our common stock underlying the Class C and Class D warrants that are also part of the Units (subject to the holder's exercise of such warrants).

         Second Private Placement

         We entered into three additional stock purchase agreements in April 2004. Pursuant to these Additional Purchase Agreements, we sold shares of our common stock, in a private placement, to three additional persons: Gokbilgin, Du Rui and Wei-Ya Kao. Under the Additional Purchase Agreements, Gokbilgin, Rui and Kao have certain rights to include the shares of common stock purchased by them in certain registration statements to be filed by us in the future. The registration statement of which this prospectus is a part includes the shares held by these three shareholders.

Additional Securities We Are Registering

         In addition, we are registering 520,685 shares of our common stock that we agreed to issue in a private placement to Westminster, for its services as our financial advisor in connection with our recent reverse merger. Further, we are registering 500,000 shares we agreed to issue to Lui Hung Yen, a holder of a promissory note of Jade, our subsidiary, in exchange for cancellation thereof and release of any related claims by this person against us or Jade.

         Finally, we are also registering 8,000,000 shares of our common stock on behalf of our existing shareholder, Red Coral, which are beneficially owned by some of our directors and executive officers, Norbert Sporns, Lillian Wang Li and Harry Wang , who intend to use the proceeds from the sale of the shares to purchase additional shares from certain shareholders to increase their stake in our company.

                              PLAN OF DISTRIBUTION

         We are registering the common stock covered by this prospectus on behalf of the selling shareholders. Each selling shareholder is free to offer and sell his or her shares of our common stock at such times, in such manner and at such prices as he or she may determine. The selling shareholders have advised us that the sale or distribution of our common stock owned by the selling shareholders may be effected in transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of our common stock, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of our common stock. There is no over-allotment option and no shares will be sold by us.

         The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Selling shareholders and any broker-dealer that acts in connection with the sale of shares of our common stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the shares of our common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act.

         Because each of selling shareholders may be deemed to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements of the Securities Act.

         We have informed the selling shareholders that the anti-manipulation rules of the Commission, including Regulation M promulgated under the Securities Exchange Act, may apply to their sales in the market.

         Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the selling shareholders and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

         Rules 101 and 102 of Regulation M under the Securities Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

         The selling shareholders also may resell all, or a portion, of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

         The selling stockholders will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this prospectus.

                                    BUSINESS

History and Recent Developments

         Our company was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a "blind pool/blank check" corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade's subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People's Republic of China, limited liability corporation, which we refer to as Hainan Quebec. As a result of that transaction, Hainan Quebec is presently our main operating subsidiary.

         In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly-owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSM being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc.

         We have developed a co-operative supply network in Hainan Province and are principally engaged in the vertically integrated business of aquaculture through co-operative supply agreements, ocean product harvesting, and processing and sales of farm-bred and ocean harvested aquatic products.

         Through the co-operative supply network, we may guarantee quality and quantity of products for processing without engaging directly in farming operations and having to deal with the associated capital costs and risks. We, through our co-operative supply agreements, are active in the transfer of technology to our suppliers and the constant monitoring of quality. By so doing, we are able to guarantee the quality our customers expect.

         Our sales are made through exports to the United States, Australia, South Korea, Japan and other Asian countries. Some of these exports were made by both direct and indirect sales under the buyers' brand names or under the brand of HQ, our own brand. We also distribute products domestically, and all such sales are currently marketed under the HQ label. We have other registered marks such as HQ Highest Quality Ocean Products.

Business strategies

         Our overall business objective is to become a market leader in the PRC aquaculture industry. To achieve this objective, our management has formulated the following business strategies by taking our business objectives and competitive advantages into consideration:

         o establish a co-operative organic fry-breeding base in 2003 to maintain the quality of our products and to maintain a stable supply of hatch fry for our co-operative tilapia and shrimp suppliers;

         o establish cold storage, marketing and distribution outlets in Beijing, Shanghai and North America to expand our brand name on a consumer level and to assure the distribution of our products throughout the domestic and international market; and

         o expand our processing plant facilities and production scale by investing in additional processing equipment to automate certain aspects of tilapia and shrimp processing and develop new aquatic products according to the tastes and preferences of different sales regions.

         We have secured long-term sales arrangements that will require significant increases in our current production levels. With the maintenance of high quality raw material supply through co-operative supply agreements and the continuous monitoring of processing quality, we have targeted expansion of our production facilities and increased resources to meet the anticipated sales orders. In particular, we will also develop product differentiation through various means, including the following:

         o continued quality monitoring of our raw material supply from the co-operative suppliers and the introduction of organic production methods to our co-operative suppliers;

         o expanded production facilities allowing us to provide our products to international buyers; and

         o international handling and marketing combined with overseas distribution to engage in direct sales in our sales regions.

         We will seek to achieve these milestones to attain our business objectives and strategies. Our actual course of business may vary from the business objectives set out in this prospectus. There can be no assurance that our plans will materialize in accordance with the expected time frame or that our objectives will be accomplished.

Business Model

         We are principally engaged in the vertically integrated business of aquaculture through co-operative supply agreements, ocean product harvesting, processing of aquatic and harvested products, and sales of farm-bred and ocean harvested aquatic products. We manage the risks associated with aquaculture through co-operative supply agreements by providing technological support and ongoing quality control to selected farmers in the Wenchang area of Hainan Province in the PRC. This method allows us hands-on control of quality without direct ownership of aquaculture farms and also allows us to continually provide the farmers with updated information in order to meet market trends and specific requirements of our customers. We are, therefore, able to integrate operations that cover key areas along the production chain from pond farming, processing, and distribution to research and development and the ability to provide steady sales of quality products.

         The following diagram sets out our business model, details of which are set out in other paragraphs under the section headed "Business" in this prospectus.

Co-operative supply aquaculture

         To secure the supply, quality and price of raw materials for our production, Hainan Quebec entered into co-operative supply agreements with selected tilapia and shrimp farmers in Hainan Province. Through these arrangements, the suppliers rear and farm tilapia or shrimp in accordance with the techniques and environmental standards we request, and, accordingly, the farmers are able to timely provide us with quality raw materials. As of the date of this prospectus, Hainan Quebec entered into co-operative supply agreements with nine shrimp farmers and seven tilapia farmers in Hainan Province.

         According to the co-operative supply agreements, Hainan Quebec provides the selected farmers with the aquaculture technique as well as quality monitoring and technical support. Our board of directors believes that such co-operation not only benefits us by providing quality supply of raw materials and optimizing our resources, but also improves the operation standards of tilapia and shrimp farmers in Hainan Province.

Aquatic products processing facility

         Our aquatic products processing plant is a Canadian designed facility and is located in Hainan Province, PRC. As of the date of this prospectus, we had nine production lines located in the same processing plant in Hainan Province. There are two tilapia fillet production lines, two whole round tilapia production lines, four shrimp production lines and one ocean catch production line. The nine production lines are specifically utilized for processing tilapia and shrimp products. The facility is capable of processing an average of approximately 20 tons of aquatic products per day, operating in two shifts for a total of about 17 hours.

         Our processing plant has been certified with a HACCP Certification for exporting aquatic products to the United States. HACCP is used by the US Food and Drug Administration to control food safety and sanitary hazards. HACCP is a preventive system, previously used by astronauts, focused on preventing hazards that could cause food-borne illnesses by applying science-based controls from raw materials to finished products. The successful implementation of a HACCP plan is dependent upon the design and performance of facilities and equipment that can minimize the occurrence of a hazard in a finished product.

         Apart from the HACCP Certification, our production facility has been assigned an EU Code for exporting aquatic products to the European Union. Our board of directors believe these designations have enabled us to export our products to the United States and the European Union. The HACCP Certification and EU Code assignment signify our commitment to stringent hygiene standards and enable us to better market and export our processed aquatic products to overseas clients in the United States and the European Union.

         We conduct sample laboratory testing on our processed aquatic products that ensure the absence of any forbidden substances. We initiated this laboratory testing in compliance with strict quarantine guidelines imposed by domestic export control government agencies and foreign import control government agencies.

         The following production flow charts illustrate our standardized procedure of processing our tilapia and shrimp products:

         Ocean fish processing

                         ------------------------------
                                   Ocean catch
                         ------------------------------
                                        |
                           --------------------------
                                    Cleaning
                           --------------------------
                                        |
                           --------------------------
                                     Grading
                           --------------------------
                                        |
                           --------------------------
                                    Weighing
                           --------------------------
                                       |
                           --------------------------
                                    Freezing
                           --------------------------
                                       |
                           --------------------------
                                     Packing
                           --------------------------
                                        |
                           --------------------------
                            Export or domestic sales
                           --------------------------


         Tilapia processing

        ----------------------------------------------------------------
             Fresh fish collected from co-operative tilapia farmers
        ----------------------------------------------------------------

                         ------------------------------
                              Head and gut removed
                         ------------------------------
                                        |-----------------------------
                         ------------------------------               |
                                    Filleting                         |
                         ------------------------------               |
                                        |                 ----------------------
                         ------------------------------    We have acquired
                                    Skinning               laboratory testing
                         ------------------------------    equipment to measure
                                        |                  any traces of illegal
                         ------------------------------    substances.  These
                                    De-boning              tests are performed
                         ------------------------------    at several stages
                                        |                  during the processing
                         ------------------------------    cycle.
                              Sizing and perfecting       ----------------------
                         ------------------------------               |
                                        |                             |
                         ------------------------------               |
                           Bone inspection and removal                |
                         ------------------------------               |
                                        |                             |
                         ------------------------------               |
                         Parasite inspection and removal              |
                         ------------------------------               |
                                        |                             |
                         ------------------------------               |
                                     Washing                          |
                         ------------------------------               |
                                        |-----------------------------

                         ------------------------------
                                   IQF Fillet
                         ------------------------------

                         ------------------------------
                              Packing into cartons
                         ------------------------------

                         ------------------------------
                            Export or domestic sales
                         ------------------------------

         Shrimp processing

        ----------------------------------------------------------------
             Fresh shrimp collected from co-operative shrimp farmers
        ----------------------------------------------------------------
                                        |-----------------------------
                         ------------------------------               |
                                    Cleaning                          |
                         ------------------------------               |
                                        |                 ----------------------
                         ------------------------------    We have acquired
                                    Weighing               laboratory testing
                         ------------------------------    equipment to measure
                                        |                  any traces of illegal
                         ------------------------------    substances.  These
                             Head removed, peeling &       tests are performed
                                   de-veining              at several stages
                         ------------------------------    during the processing
                                        |                  cycle.
                         ------------------------------   ----------------------
                                     Grading                          |
                         ------------------------------               |
                                        |                             |
                         ------------------------------               |
                                    Cleaning                          |
                         ------------------------------               |
                                        |                             |
                         ------------------------------               |
                                     Washing                          |
                         ------------------------------               |
                                        |                             |
                         ------------------------------               |
                               Weighing and sizing                    |
                         ------------------------------               |
                                        |-----------------------------
                         ------------------------------
                                 Add cold water
                         ------------------------------
                                        |
                         ------------------------------
                                     Frozen
                         ------------------------------

                         ------------------------------
                                     Packing
                         ------------------------------
                                        |
                                        |
                                        |
                         ------------------------------
                            Export or domestic sales
                         ------------------------------

         Our processing operations for all farm-bred and ocean harvested aquatic products are conducted in our processing plant situated in Wenchang, Hainan Province, covering a plot area of approximately 60 mu (approximately 4 hectares). The average daily processing capacity of the processing plant for tilapia, shrimp and other harvested products is approximately l to 2 containers per day, depending on the level of processing required.

         The tilapia and shrimp processing plant is equipped with centralized air conditioning, fresh air supply, waste water treatment and air sterilization systems. We currently have an extensive blast freezing capacity and an IQF tunnel freezer, used for quick freezing of products placed on a prime mover that ensures that products are frozen to a temperature of -18(degree)C within a short time with minimal dehydration. We have already acquired 4 new units of contact freezers. Contact freezers enable us to block freeze products and such products the board of directors believe are destined for high volume customers, such as restaurants and hotels. Both tilapia and shrimp processing are labor intensive. Our workers are capable of processing different kinds of products, including tilapia, shrimp and other harvested products as specified by our customers.

         The plant also comprises extensive cold storage facilities, capable of storing up to 3,000 tons of aquatic products at various temperatures. The cold storage system includes two quick-freezing rooms (maintained at -40(degree)C), four cold stores (maintained at -27(degree)C) and one freshness maintenance room (maintained at -5(degree)C). The plant is equipped with back-up generators and UPS support for sensitive computer equipment. This extensive cold storage capacity permits us to hedge, to a significant extent, against current stocks being decimated by unpreventable disease or natural disaster, and to accumulate excess production during the more bountiful summer production months, which can be sold at higher profit margins during the slower-growing winter months.

         On average, the finished product weight for boneless black tilapia fillets measures only approximately 36% of the whole round weight. The remaining 64% would usually be treated as waste. Waste treatment in the plant consists of a series of settling and filtration reservoirs designed to Canadian standards. Hainan Province also maintains high standards for waste water treatment.

Products

         Tilapia products

         In response to increasing demand, we export varying quantities and forms of tilapia to the United States, Canada, Japan and European countries. For each of the two years ended December 31 2002 and December 31, 2003, our sales of tilapia accounted for approximately 47% and 53%, respectively, of our total turnover.

         Our tilapia products are mostly sold in the following forms:

         o        Whole round frozen tilapia

         o        Gutted and scaled tilapia

         o        Boneless-skinless tilapia fillet (CO treated)(1)


         -----------


         (1) CO treatment or treatment with carbon monoxide is a process through which the colored portions of a fish fillet are given a brighter reddish color by exposing it to minute quantities of this gas. It is done in accordance with specific requests of the buyer and is subject to labeling requirements for export and domestic (specifically, Chinese) sales.



Shrimp products

         The principal type of shrimp we purchase and market is the white leg shrimp. We also market ocean caught and ocean farmed shrimp, such as tiger shrimp. The white leg shrimp is a well accepted variety of farmed shrimp, accounting for approximately 40% of global shrimp sales in 2003. Although smaller than the giant tiger prawn, wide-spread consumer acceptance has made the white leg shrimp a popular product within the shrimp business.

         Our individually quick frozen shrimps (also referred to as IFQ, which is a process of freezing the product in a tunnel freezer, which rapidly brings product temperature down to minus 20 degrees Centigrade at the end of the conveyer) are packed and marketed directly to household consumers. We export fresh water shrimp in different forms to the United States, Japan and various European countries. For the years ended December 31, 2002 and December 31, 2003, shrimp sales accounted for approximately 47% and 48%, respectively, of our total turnover.

Our shrimp products are mostly sold in the following forms:

         o        Head-on, shell-on shrimp

         o        Headless, shell-on shrimp

         o        Peeled, tail-on shrimp

         o        Peeled and deveined shrimp

         o        Peeled and undeveined shrimp

Distribution Channels

         Domestic sales

         We have a distribution network for our export sales and domestic sales. Domestic sales in the PRC are principally marketed through our marketing offices in Beijing and Shanghai. Our domestic customers include supermarkets, airlines, hotels and local distributors, and all such domestic sales are made under our own HQ brand. Our sales are conducted primarily by our own sales personnel, including our sales office in Shanghai.

         Export sales

         Our export products generally target aquatic products brokers, traders and specialty distributors. More than half of our products are exported to the United States, Australia, South Korea, Japan and other Asian countries. Some of these exports are made by both direct and indirect sales under the buyers' brand names.

Marketing

         Marketing and promotion

         Our sales and marketing team consists of nine members and is under the supervision of Mr. Harry Wang, our Chief Operating Officer, and Liam Haniffy, our Sales and Quality Product Manager. The sales and marketing team is responsible for establishing our sales and distribution networks both domestically and internationally, promoting our image and product awareness, and maintaining our customer relationships.

         Our board of directors believes that Hainan Quebec, our principal operating subsidiary, is the only PRC-based producer present at the International Seafood Shows. This enables Hainan Quebec to establish high level and immediate contacts with potential buyers. Buyer preferences and our response to these preferences as well as prices and response to quality and quantity concerns can be immediately addressed without the usual screening and middleman costs.

         We have located the following as potential and prospective markets that we intend to focus upon for expansion:

         North America

         The North American market for tilapia and shrimp is significant and is growing. Competition from producers across the globe, ranging from Bangladesh to Chile, is intense. Minimum quality is presumed as a pre-requisite and consumers tend to be less educated as to the benefits of higher quality in this region. We plan to continue to export to this market where our products are generally well received.

         European Union

         The European Union has imposed a ban on frozen farmed products, but as a result of our qualifying for EU Code assignment, our company meets the principal objectives of the European Union and, therefore, will be able to gain an exemption that will allow our products to be exported to the European Union. We believe that our organic food approach will lead to marketing opportunities and that we will be successful in our efforts to differentiate our products based on quality and not price alone. In adding to acceptance by the European market of organic certified products, the North American market is also increasingly showing interest in such products.

         People's Republic of China

         Given the enormous demand and potential in the PRC market, we also consider it a prospective market. The advantageous climatic conditions found in Hainan Province allow year-round production, which differentiates it from other areas in the PRC. With the PRC's accession to the WTO and the continued development of our distribution network, opportunities should arise for us to establish strategic linkages with foreign producers and suppliers seeking access to the ever changing and modernizing Chinese market. We will consolidate this position by being a producer of quality product and this strategy should also allow us to decide and select strategic partners in the PRC in the future.

         Japan

         We also continue to market and sell our products in Japan. We are currently in the process of developing specialty items, such as butterfly shrimp and butterfly tilapia, for sales in the Japanese market.

Supply

         During the two-year period of calendar years 2002 and 2003, the provincial government of Hainan Province has intensified production and improved standards so as to maintain the high quality standards demanded by our customers.

         As of the date of this prospectus, we have engaged a total of nine co-operative shrimp suppliers and seven co-operative tilapia suppliers. These co-operative suppliers were selectively chosen from a production base in the Wenchang area, which has an average annual production of over 150,000 tons of shrimp or tilapia and which represents a small portion of the total production in that area.

         The principal suppliers we use in our business are Chinese fish farmers with whom we work on a cooperative basis (that is, they provide more than 5% of supplies), and include Qingzhen Zheng, Chaofeng Feng, Zilong Zheng, Hongxiong Lin, Jinhua Tang and Qinfu Zhou.

Quality Control

         We have developed the capability and know-how to ensure that the quality of production in our co-operative supply fish farms meets international standards. We have the requisite quality management system to ensure the high quality of fish supplied to our customers. Our quality management system also enables us to confidently achieve superior quality control.

         We adopt and implement stringent quality control measures and procedures throughout our production process. Our products obtained HACCP
Certification and EU Code assignment in December 2000 and August 2001, respectively. HACCP is a system for identifying the "critical control points" where food safety hazards can occur and requires implementation of a plan for dealing with such potential safety hazards. The EU Code assignment certifies that our products meet European Union importable food standards by the relevant inspection agency or department.

         In addition to processing hygiene, and in order to ensure customer satisfaction, we adopted a product quality inspection policy by carrying out checks by reference to various criteria such as net weight, size and count, taste, color and freshness, odor, texture and uniformity. For the years ended December 31, 2002 and December 31, 2003 and through the date of this prospectus, none of our sales of tilapia products were rejected by our customers on quality grounds, and none of our shipments have been rejected for spoilage or other reasons.

Our Research And Development

         We are committed to providing high quality vertically integrated aquatic products to our customers. Currently, we have a research and development team of nine staff members. We maintain an emphasis on technology in relation to our co-operative supply agreements, such that we can continuously and actively monitor the quality of our products from our co-operative suppliers and maintain close technology links to these suppliers, providing new technology that impacts positively on our profitability and responsiveness to market demand.

Competition

         Our company is principally engaged in the vertically integrated business of aquaculture through co-operative supply agreements, ocean product harvesting and processing and sales of farm-bred and ocean harvested aquatic products. The co-operative supply agreements entered into between Hainan Quebec and selected tilapia and shrimp farmers in Hainan Province secure the supply, quality and price of raw materials for our Production. Through such arrangement, we believe that we have a competitive advantage over our competitors in Hainan Province.

         The PRC  aquaculture  industry  is open to  competition  from local and overseas operators engaged in aquaculture and from other captured fish producers. Our major aquaculture products tilapia and shrimp are also facing competition from some other domestic aquaculture producers. Some of the domestic aquaculture processing companies in Hainan Province also obtain the same HACCP Certification and EU Code assignment that we possess, which certifies that their products are also in compliance to certain standards. However, we believe that the competition from such producers is minimal because, to the best of our knowledge, there is no competitor in Hainan Province that has a similar operating scale and production capacity, or that has developed the vertically integrated business model under which we operate.

         Although there is no formal entry barrier for engaging in similar aquaculture processing production and activities in the PRC, we believe that the high infrastructure costs associated with developing and constructing processing plants and facilities does pose a barrier to potential competitors. Accordingly, competitors have to mobilize extensive resources in order to maintain a presence similar to ours.

         We believe that we are geographically well-positioned to capitalize on the significant potentials of seafood markets both overseas and within the PRC. As buying power increases in Asia, and developed countries gravitate towards fishery products, seafood producers are under great pressure to respond to increasing demands. We further believe that the following factors contribute to our principal strengths and competitive advantages:

         Equipped with integrated operations. We run a vertically integrated operation that covers key areas along the production chain including sourcing, co-operative supply farming and distribution. Co-operative supply agreements have been secured with several producers who benefit from our extensive technology development program. Through intensive monitoring and quality control of fish fry, pond environment and feed supply, we are able to assure the supply of quality aquaculture products.

         International and domestic sales and marketing efforts. We have a distribution network for our export sales and domestic sales that is developed and maintained through our marketing offices in Beijing and Shanghai, through our international direct and indirect marketing efforts, and also by virtue of our presence and participation at international seafood shows.

         Strategic location of co-operative supply and production base. We are geographically well-positioned in Hainan Province to leverage on the year-round favorable climatic conditions, abundant water supply and pristine environment. Such strategic location is a key attribute to the success of our co-operative suppliers of locally farmed tilapia and shrimp, particularly white leg shrimp.

         Co-operative supply and vertical integration. We have an assured supply, quality and price of raw materials for production through long term arrangements with leading local suppliers of shrimp and tilapia. We actively monitor aquaculture quality and provide technological support to our suppliers, which allows us to concentrate our resources and minimize risks. Through intensive monitoring and control of the growth of fish fry, shrimp larvae, pond environment and feed supply, we are able to assure the supply of quality aquaculture products and to enhance product differentiation.

         An established track record and brand name in the industry. Since our inception, we have established a track record of supplying high quality aquatic products to its overseas and local customers.

         Good quality control. Safe and hygienic processing of aquatic products are of paramount importance, as any failure to carry out the processing of harvested fish correctly could render the product unsuitable for human consumption. We adopt and implement stringent quality control measures and procedures throughout our production process. Our processing plant in Hainan Province has obtained HACCP and EU Code assignment.

         Low labor cost. We are operating in a labor intensive industry. Due to the lower labor cost in China, we are able to achieve lower operating cost advantage when compared to our competitors in North America and elsewhere.

         Local government support. The policy of Hainan Provincial Government is to encourage increased investment in aquaculture and increased export of farmed aquatic products. In December 2001, Hainan Quebec, our main operating subsidiary, was recognized as a "Leading Agriculture Enterprise" by Hainan Provincial Government, and in April 2001 Hainan Quebec were recognized as the new/high tech Enterprise of Hainan Province. These recognitions will be a great asset when we participate in annual trade shows including the International Boston Seafood Show and European Seafood Exposition.

         Reduction of production cost due to the benefit of economy of scale. Expansion of facilities and current sales volumes allows our company to benefit from significant economies of scale. Our research and quality control staff have been able to monitor an increased number of operations without the need of further hiring. Large buyers are able to sole source instead of having to group supply from various producers, allowing long term supply agreements.

         Awards we have received. In December 2001, Hainan Quebec was recognized as a "Leading Agriculture Enterprise" by Hainan Provincial Government, and in April 2001, Hainan Quebec was awarded the "New/high tech Enterprise of Hainan Province" by Hainan Provincial Technology Authorities. In January 2003, Hainan Quebec was awarded the Industrial Enterprise of the Province. In 2002, Hainan Quebec was named a Leading Agriculture Enterprise for both Hainan Province and Wenchang. Our board of directors believes that these accreditations reflect our achievements and contribution to the development of the PRC aquaculture industry.

         Production certification. We also have received HACCP Certification and EU Code assignment, which demonstrates our commitment to providing a variety of high quality aquatic products under stringent hygiene standards.

         International management expertise. We have successfully achieved a vertically integrated operation that enables us to capitalize on opportunities in the domestic and international fishery markets. Such achievement can be attributed to our founders and senior management who have contributed their international management expertise and technical know-how to our development.

Intellectual Property

         We currently market our products under the label HQ, our own brand.

Government Regulation

         Aquaculture producers in the PRC have to comply with the environmental protection laws and regulations promulgated by the national and local governments of the PRC. Such rules and regulations include, among others, Environmental Protection Law of the PRC, Ocean Environmental Protection Law of the PRC, Regulations on Administration over Dumping of Wastes in the Ocean of the PRC, Ocean Aquatic Industry Administration Regulation, Fishing License Administration Regulation, Regulations on Administration of Hygiene Registration of Exported Food Manufacturers and Regulations on Administration of Quality Control of Food Processors. See also a description of our compliance with the applicable US Food and Drug Administration requirements relating to food safety and sanitary hazards under "Business--Aquatic Products Processing Facility."

         Our company complies with various national, provincial and local environmental protection laws and regulations. In addition to statutory and regulatory compliance, we actively ensure the environmental sustainability of our operations. Our costs of compliance with applicable environmental laws are minimal, since the design of the plant includes a state-of-the-art settling and filtration system which is inexpensive to maintain. Penalties would be levied upon us if we fail to adhere to and maintain this standard. Such failure has not occurred in the past, and we generally do not anticipate that it may occur in the future, although no assurance can be given in this regard.

Litigation

         We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company's or our company's subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Our Facilities

         Our products processing plant is located at Chinglan Town, Wenchange City, 70 miles away from Haikou City in the PRC. This property is under a long-term lease with a department of local government. We believe that this facility is adequately covered by insurance.

Our Employees

         Through Hainan Quebec, our principal operating subsidiary, we currently employ approximately 434 employees, all of whom are full-time employees. They are located predominantly in Haikou, PRC, with the rest of them located in WenChang, PRC. We have employment contracts with many of our employees. None of our employees are covered by a collective bargaining agreement, and we believe our employee relations are good.


                                   MANAGEMENT

         Directors And Executive Officers

         The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became our director or executive officer. The executive officers are all full time employees of HQSM.

         The directors and executive officers of HQSM are as follows:

          NAME         AGE                POSITION                     DATE OF APPOINTMENT
--------------------   ---      ------------------------------------   ---------------------------
Lillian Wang Li         47      Director/Chairman of Board of          March 25, 2004 as director;
                                Directors/Acting Chief Financial       April 13, 2004 as executive
                                Officer/Secretary                      officer
Harry Wang Hua          41      Director/Chief Operating Officer       March 25, 2004
Norbert Sporns          50      Director/Chief Executive               March 25, 2004
                                Officer/President
Jacques Vallee          52      Director                               June 15, 2004
Fred Bild               67      Director                               June 15, 2004
Jean-Pierre Dallaire    55      Financial Controller                   April 13, 2004
He Jian Bo              37      Manager Finance Department             April 13, 2004
Liam Haniffy            37      Sales and Quality Production Manager   April 13, 2004
Wang Fu Hai             60      Chief Production Controller            April 13, 2004


         Our directors are generally elected until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier resignation or removal. We have recently appointed Fred Bild and Jacques Vallee as independent non-executive directors, effective as of June 15, 2004, pursuant to Independent Non-Executive Director Agreements we entered into with each of them. In consideration for their services, we agreed to pay each of Bild and Vallee an annual salary of $15,000 and an annual bonus of not less than $15,000 payable in shares of our common stock.

         Our officers are generally elected annually by the board of directors and hold office for a term of one year and until a successor is elected and qualified, or until their earlier resignation or removal. All officers identified above serve at the discretion of our board of directors.

Family Relationships

         Lillian Wang Li and Harry Wang Hua are brother and sister and Ms. Wang is married to Norbert Sporns. In addition, Wang Fu Hai is the uncle of Ms. Wang.

         Set forth below are the brief descriptions of the background and experience of each of our officers and directors:

Lillian Wang Li - Chairman of Board of Directors, Acting Chief Financial Officer and Secretary

         Lillian Wang Li, age 47, is one of the founders of HQSM and is the chairman of our board of directors. She is responsible for the general administration, strategic planning and financial management of HQSM. Ms. Wang graduated from the Beijing University majoring in European and Chinese Literature and holds a certificate in business administration from Concordia University, Canada. She has over twenty-five years experience in management of China and Canadian businesses, particularly with respect to financial matters.

Harry Wang Hua - Director and Chief Operating Officer

         Harry Wang Hua, age 41, is one of the founders of HQSM, and is our director and chief operating officer. He is responsible for the establishment of the production facilities and their operation at HQSM. He attended the Beijing Industrial University majoring in civil engineering. Mr. Wang has over fifteen years' experience in managing startup companies in China and in Canada and in training middle managers in China to Western standards.

Norbert Sporns - Director, Chief Executive Officer and President

         Norbert Sporns, age 50, is one of the founders of HQSM, and is our director, chief executive officer and president. He has extensive experience in project development and investment consultancy. He graduated from the University of British Columbia, Canada, majoring in Philosophy. He also holds a Bachelor of Civil Law degree and a Bachelor of English Common Law degree from McGill University and a Certificate of Tax Law, a Certificate in Condominium Law and a Diploma of Notarial Law from the University of Montreal. Mr. Sporns joined HQSM in 1998.

Jacques Vallee -Director

         Jacques Vallee, age 52, is our independent non-executive director. He is currently in charge of Business Development and Financing with the Altitude Consulting Group. In addition to an M.B.A. from the University of Sherbrooke and an advanced Certificate in Business Administration from the Univerisite de Quebec a Trois Rivieres, Mr. Vallee also holds a post-graduate level Advertising Management Diploma from the Ecole des Hautes Etudes Commerciales, France. He has over 30 years of management experience at such notable Canadian institutions as the Bank of Montreal, La Federation des Caisses Populaires Desjardins de Richelieu-Yamaska, Le Fonds de Solidarite des Travailleurs du Quebec and Altitude Consulting Group. While Mr. Vallee was an executive officer of Les Controles Sixtronic Inc., that company became involved in a bankruptcy proceeding in 2000.

Fred Bild - Director

         Fred Bild, age 67, is currently Visiting Professor at the University of Montreal's Centre of East Asian Studies and is a private consultant on political and economic relations with China and East Asia. Professor Bild received a B.A. in Philosophy and Sociology from Sir George Williams University, a Diploma in International Law from University College, London, and a Diplome de Stage from the Ecole National d'Administration in Paris. Over the past nearly forty years, Mr. Bild has served the Canadian Embassy in various functions including Cultural Attache (Tokyo), Economic Counsel and Deputy Chief (Paris) and Ambassador to Thailand and China.

Jean-Pierre Dallaire - Financial Controller

         Jean-Pierre Dallaire, age 55, is the financial controller of HQSM. He has experience with Canada's largest engineering company where he was responsible for cash flow projections and project financial supervision. He holds a Master degree in Administration (Accounting) from the University of Sherbrooke, Canada. He joined HQSM in 2000.

He Jian Bo - Manager Finance Department

         He Jian Bo, age 37, is the manager of the finance department of HQSM. He holds a Bachelor's and a Master degree in Economics from the Southwestern University of Finance and Economics, the PRC. He joined HQSM in 1999.

Liam Haniffy - Sales and Quality Product Manager

         Liam Haniffy, age 37, is the international sales and quality production manager of HQSM. He holds a bachelor's degree in business administration from the University of Gonzaga, U.S.A. and a certificate in fisheries (processing and preservation techniques) from Dalhousie University, Canada. He joined HQSM in 2001.


Wang Fu Hai - Chief Production Controller

         Wang Fu Hai, age 60, is the Chief Production Controller and Engineer of
HQSM. He graduated from Beijing Telecommunication College with a Bachelor degree in  engineering  in 1966.  He was the  manager of Project  Department  at Hainan
Jiahua  Ocean  Organism  Co.,  Ltd.  He  has  solid   experience  in  production
coordination and control. He joined HQSM in 1997.

                             Executive Compensation

         The following table sets forth certain information concerning the compensation paid to our chief executive officer and our two other most highly compensated executive officers who earned at least $100,000 during the periods described below:


Name and
Principal Position              Annual Compensation                               Long-Term Compensation
------------------  ----------------------------------------   ------------------------------------------------------------
                                                                            Awards                         Payouts

                                                                 Annual   Quarterly
                                                                 Stock      Stock                                    All Other
                                                                Options    Options                        LTIP Pay      Com-
                    Year(1)   Salary(2)    Bonus(2)    Other   (2) (3)     (2) (3)     Exercise Price    -outs ($)   pensation
                    -------   ---------    --------    -----   --------   ---------  -----------------   ---------   ---------
Harry Wang,         2001      $0           $0           $0                                               $0          $0
Chief Operating     2002      $0           $0           $0                                               $0          $0
Officer             2003      $0           $0           $0                                               $0          $0
                    2004      $100,000     $100,000             20%       5%         fair market value   $0          $0

Lillian Wang Li,    2001      $0           $0           $0                                               $0          $0
Chairman of the     2002      $0           $0           $0                                               $0          $0
Board/Acting        2003      $0           $0           $0                                               $0          $0
Chief Financial     2004      $150,000     $100,000     $0      20%       5%         fair market value   $0          $0
Officer/
Secretary

Norbert Sporns,     2001      0            $0           $0                                               $0          $0
Chief Executive     2002      $0           $            $0                                               $0          $0
Officer/ President  2003      $0           $            $0                                               $0          $0
                    2004      $100,000     $50,000      $0      20%       5%         fair market value   $0          $0

(1) During the years 2001, 2002 and 2003 and until our merger with Process Equipment in 2004, which is described elsewhere in this prospectus, all of the persons named in this table were employed by the Chinese Joint Venture Hainan Quebec Ocean Fishing Co., Ltd., a predecessor of Jade, our subsidiary.
(2) For more information about the employment agreements we entered into with Mr. Wang, Mr. Sporns and Ms. Wang Li, please see "Management -- Employment Agreements."
(3) The percentage stated is of the fully diluted shares of our voting common stock made available under our 2004 Stock Incentive Plan, at the time of the grant.

         Director Compensation

         Unless otherwise restricted by the certificate of incorporation, our members of board of directors have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

         Please also refer to the above description of our compensation arrangements with each of our two non-executive independent directors under "--Directors and Executive Officers."

                  Employment Agreements

         In April 2004, we entered into employment agreements with our top executive officers to secure their commitment to continued service to our company.

         Lillian Wang Li's employment agreement has a term of five (5) years, commencing on April 1, 2004, and provides for a base salary of $150,000 for the first year of the term and an annual increase of 10%. The agreement also provides Ms. Wang with an annual bonus of at least $100,000, and this amount may be increased subject to the decision of our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock. The options include an option to purchase an aggregate of twenty percent (20%) of the then fully diluted shares of our common voting stock made available under the stock option plan, and, at the beginning of each calendar quarter, an option to purchase an aggregate of five percent (5%) of the then fully diluted shares of our company's common voting stock made available under the stock option plan. The options granted under the employment agreement will have an exercise price of the fair market value per share of our common voting stock on the date the option is granted. We can terminate Ms. Wang's employment with cause, or without cause upon at least ninety written notice. In the event Ms. Wang's employment is terminated without cause, she will be eligible to receive (1) monthly payments at her then applicable monthly base salary for the rest of her term from the date of termination of her employment; (2) an annual bonus of $50,000 for the rest of her term from the date of termination of her employment; (3) the value of any earned, but unused vacation days; (4) continued coverage under our company's benefits plan; and (5) severance in an amount equal to her annual base salary in effect immediately prior to her last date of employment.

         Harry Wang's employment agreement has a term of five (5) years, commencing on April 1, 2004, and provides for a base salary of $100,000 for the first year of the term and an annual increase of 10%. The agreement also provides Mr. Wang with an annual bonus of at least $100,000, and this amount may be increased subject to the decision of our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock. The options include an option to purchase an aggregate of twenty percent (20%) of the then fully diluted shares of our common voting stock made available under the stock option plan, and, at the beginning of each calendar quarter, an option to purchase an aggregate of five percent (5%) of the then fully diluted shares of our company's common voting stock made available under the stock option plan. The options granted under the employment agreement will have an exercise price of the fair market value per share of our common voting stock on the date the option is granted. We can terminate Mr. Wang's employment with cause, or without cause upon at least ninety written notice. In the event Mr. Wang's employment is terminated without cause, he will be eligible to receive (1) monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of his employment; (2) an annual bonus of $50,000 for the rest of his term from the date of termination of his employment; (3) the value of any earned, but unused vacation days; (4) continued coverage under our company's benefits plan; and (5) severance in an amount equal to his annual base salary in effect immediately prior to his last date of employment.

         Norbert Sporns' employment agreement has a term of five (5) years, commencing on April 1, 2004, and provides for a base salary of $150,000 for the first year of the term and an annual increase of 10%. The agreement also provides Mr. Sporns with an annual bonus of at least $50,000, and this amount may be increased subject to the decision of our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock. The options include an option to purchase an aggregate of twenty percent (20%) of the then fully diluted shares of our common voting stock made available under the stock option plan, and, at the beginning of each calendar quarter, an option to purchase an aggregate of five percent (5%) of the then fully diluted shares of our company's common voting stock made available under the stock option plan. The options granted under the employment agreement will have an exercise price of the fair market value per share of our common voting stock on the date the option is granted. We can terminate Mr. Sporns' employment with cause, or without cause upon at least ninety written notice. In the event Mr. Sporns' employment is terminated without cause, he will be eligible to receive (1) monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of his employment; (2) an annual bonus of $50,000 for the rest of his term from the date of termination of his employment; (3) the value of any earned, but unused vacation days; (4) continued coverage under our company's benefits plan; and (5) severance in an amount equal to his annual base salary in effect immediately prior to his last date of employment.

                  Stock Incentive Plan

         On April 14, 2004, our board of directors formally adopted the Process Equipment, Inc. 2004 Stock Incentive Plan (the "Plan"). The holders of a majority of our outstanding common stock have given their consent to approve the adoption of this Plan. The purpose of the Plan is to increase our ability to attract and retain talented employees, consultants and directors and thereby enhance our growth and profitability. Under the Plan, options to purchase common stock, including "incentive stock options", within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended, restricted stock awards, non-qualified stock options and other equity-based compensation, may be awarded to directors, officers, employees, consultants or other agents.

         The board of directors or a committee of independent directors appointed by the board of directors administers the Plan and selects those employees and others who are eligible to participate. The total number of stock reserved and available for grant and issuance pursuant to the Plan will be the lesser of (i) 8% of common stock outstanding (determined on a fully diluted basis exclusive of common stock issued or issuable pursuant to options and other awards granted under the Plan) or (ii) 8,000,000 shares of common stock.

         As of the date of this prospectus, no options for shares of our common stock have been granted under the Plan. However, our board of directors has recently authorized the grants of options exercisable for an aggregate of 5,000,000 shares pursuant to the Plan.


                                 CAPITALIZATION

         The following table shows our actual capitalization as of December 31, 2003 and on a pro forma basis to reflect the acquisition of Process Equipment, Inc. by Jade as if it occurred on December 31, 2003. This table should be read in conjunction with the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations," the "Unaudited Pro Forma
Condensed Financial Statements" and related notes and our audited consolidated financial statements and related notes appearing elsewhere, or incorporated by reference, in the registration statement of which this prospectus is a part.

                                                                December 31, 2003
                                                           -------------------------
                                                                          Pro Forma
                                                              Actual     As Adjusted
                                                            (audited)    (unaudited)
                                                           -----------   -----------
                                                                (in thousands)
Cash and Cash Equivalents                                  $    11,038   $    11,607
                                                           -----------   -----------
Total Cash, Cash Equivalents and Investments in
  Available-For-Sale Securities                            $    11,038   $    11,607
                                                           ===========   ===========

Short-Term Debt                                            $     9,292   $     9,292
Long-Term Debt                                                    --             --
Total Debt                                                 $     9,292   $     9,292
                                                           -----------   -----------
Stockholders' Equity
Class A Common Stock, $.01 Par Value, 25,000,000 Shares
  Authorized, Issued and Outstanding                       $        .1   $       250
Additional Paid-In Capital                                      13,689        14,551
Accumulated Deficit                                             (2,193)       (2,789)
                                                           -----------   -----------

Total Stockholders' Equity                                 $  11,496.1   $    12,012
                                                           -----------   -----------

Total Capitalization                                       $  20,788.1   $    21,304
                                                           ===========   ===========

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         On March 25, 2004, Process Equipment, PEAC and Jade, as the parent and management company of Hainan Quebec, our main operating subsidiary, consummated an agreement and plan of merger whereby Process Equipment acquired all of the issued and outstanding capital of Jade in exchange for approximately 21,355,200 shares of Process Equipment's common stock (approximately 85.42%). Jade is the accounting acquirer in the transaction.

         The agreement and plan of merger is being accounted for as a reverse merger and recapitalization of Jade whereby the historical financial information of Jade becomes the historical financial information of Process Equipment.

         The accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet as of January 31, 2004 and the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Nine Months ended January 31, 2004 and for the Year Ended April 30, 2003, have been prepared to reflect the plan of merger as if it had occurred as of May 1, 2002, the first day of Process Equipment's most recent fiscal year. Prior to the merger, Process Equipment's fiscal year ended April 30. Jade's fiscal year ended December 31. Effective May 1, 2004, HQSM changed its fiscal year to end on December 31.

         The following pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which would actually have been reported had the merger been in effect during the periods presented, or which may be reported in the future.

         The following  Unaudited  Pro Forma  Condensed  Consolidated  Financial
Statements  should  be  read  in  conjunction  with  the  historical   financial
statements and related notes thereto of Jade and PEAC.


            UNAUDITED PRO FORMA CONDENSED CONDSOLIDATED BALANCE SHEET
                             AS OF JANUARY 31, 2004


                                                PEAC           JADE
                                              01/31/04        12/31/03       Pro forma      Pro forma
                                            (Unaudited)      (Audited)      Adjustments      Combined
                                           ------------    ------------    ------------    ------------
ASSETS
Current Assets
   Cash and Cash Equivalents               $    569,371    $ 11,037,780            --      $ 11,607,151
   Trade receivables, net                       114,482       4,002,085            --         4,116,567
   Inventories                                  492,158         283,126            --           775,284
   Prepaids and Other Current Assets             40,362         131,076            --           171,438
                                           ------------    ------------    ------------    ------------

   Total Current Assets                       1,216,373      15,454,067            --        16,670,440



Property, Plant and Equipment, Net                3,724       2,317,453            --         2,321,177
Construction In Progress                           --         2,723,048            --         2,723,048
Deferred Tax Assets, Net                         34,011       1,426,334            --         1,460,345
                                           ------------    ------------    ------------    ------------
                  Total Assets             $  1,254,108    $ 21,920,902    $       --      $ 23,175,010
                                           ============    ============    ============    ============

Liabilities And Stockholders' Equity
Current Liabilities
   Accounts Payable and Accrued Expenses   $    139,385    $  1,206,011            --      $  1,345,396
   Customer Deposits                              1,599          28,663            --            30,262
   Bank Loans                                      --         9,036,145            --         9,036,145
   Convertible Notes                               --           255,422            --           255,422
                                           ------------    ------------    ------------    ------------

Total Current Liabilities                  $    140,984    $ 10,526,241    $       --      $ 10,667,225
                                           ------------    ------------    ------------    ------------

Long-Term Liabilities                              --              --              --              --
                                           ------------    ------------    ------------    ------------

                  Total Liabilities        $    140,984    $ 10,526,241    $       --      $ 10,667,225
                                           ------------    ------------    ------------    ------------

Minority Interest                          $       --      $   (100,713)   $    595,281         494,568
                                           ------------    ------------    ------------    ------------

Stockholders' Equity
   Common Stock, $.01 Par Value
     25,000,000 Shares Authorized
     Issued & Outstanding                         3,645             100         246,255         250,000
Additional Paid-In Capital                    1,249,412      12,731,114        (386,188)     13,594,338
Reserves                                           --           957,655            --           957,655
Accumulated Deficit                            (139,933)     (2,193,495)       (455,348)     (2,788,776)
                                           ------------    ------------    ------------    ------------

         Total Stockholders' Equity        $  1,113,124    $ 11,495,374    $   (595,281)   $ 12,013,217
                                           ------------    ------------    ------------    ------------

                  Total Liabilities And
                  Stockholders' Equity     $  1,254,108    $ 21,920,902    $       --      $ 23,175,010
                                           ============    ============    ============    ============




                                       39

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE NINE MONTHS ENDED JANUARY 31, 2004


                                                  PEAC
                                              Nine Months        JADE
                                                 Ended        Year Ended       Pro forma      Pro forma
                                               01/31/04        12/31/03       Adjustments      Combined
                                             ------------    ------------    ------------    ------------
Sales                                        $  1,154,338    $ 16,647,545            --      $ 17,801,883
Cost of Goods Sold                                796,022      11,393,105            --        12,189,127
                                             ------------    ------------    ------------    ------------
Gross Profit                                      358,316       5,254,440            --         5,612,756
                                             ------------    ------------    ------------    ------------

Selling and Distribution                             --           568,598            --           568,598
General and Administrative                        443,705         708,717            --         1,152,422
Depreciation                                         --           314,953            --           314,953
Finance Costs                                        --           391,695            --           391,695
Bad Debts                                            --           811,716            --           811,716
                                             ------------    ------------    ------------    ------------
      Total Operating Expenses                    443,705       2,795,679            --         3,239,384
                                             ------------    ------------    ------------    ------------

Income (Loss) from Operations                     (85,389)      2,458,761            --         2,373,372

Other Income                                          750         120,134            --           120,884
Other Expenses                                       --          (457,046)           --          (457,046)
                                             ------------    ------------    ------------    ------------

Income (Loss) before Income Taxes                 (84,639)      2,121,849            --         2,037,210

Income Taxes
      Current                                        (987)        168,377            --           167,390
      Deferred                                       --            68,174            --            68,174
                                             ------------    ------------    ------------    ------------
Net Income (Loss) before
      Minority Interest                           (83,626)      1,885,298            --         1,801,646


Minority Interest                                    --          (333,607)       (214,040)       (547,647)
                                             ------------    ------------    ------------    ------------
Net Income (Loss)                            $    (83,626)   $  1,551,691    $   (214,040)   $  1,253,999
                                             ============    ============    ============    ============

Net Income per Share of Common Stock                 --              --              --      $       0.05
Weighted Average Common Shares Outstanding           --              --              --        25,000,000




       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEAR ENDED APRIL 30, 2003


                                        PEAC            JADE
                                     Year Ended      Year Ended       Pro forma      Pro forma
                                      04/30/03        12/31/02       Adjustments      Combined
                                    ------------    ------------    ------------    ------------
Sales                               $  1,154,338    $ 15,481,181            --      $ 16,635,519
Cost of Goods Sold                       796,022       8,792,747            --         9,588,769
                                    ------------    ------------    ------------    ------------
Gross Profit                        $    358,316       6,688,434    $       --      $  7,046,750


Selling and Distribution                    --           295,031            --           295,031
General and Administrative               443,705         571,322            --         1,015,027
Depreciation                                --           285,574            --           285,574
Finance Costs                               --           682,329            --           682,329
Bad Debts                                   --           329,877            --           329,877
Impairment Loss on Vessels                  --           481,928            --           481,928
                                    ------------    ------------    ------------    ------------
      Total Operating Expenses           443,705       2,646,061       3,089,766

Income (Loss) from Operations       $    (85,389)   $  4,042,373    $       --      $  3,956,984


Other Income                                 750          92,928            --            93,678
Other Expenses                              --          (189,913)           --          (189,913)
                                    ------------    ------------    ------------    ------------
Income (Loss) before Income Taxes   $    (84,639)   $  3,945,388    $       --      $  3,860,749

Income Taxes
      Current                               (987)           --              --              (987)
      Deferred                              --              --              --              --
                                    ------------    ------------    ------------    ------------

Net Income(Loss) before
      Minority Interest             $    (83,652)   $  3,945,388    $       --      $  3,861,736

Minority Interest                           --        (1,246,912)       (381,241)     (1,628,153)
                                    ------------    ------------    ------------    ------------

Net Income (Loss)                   $    (83,652)   $  2,698,476    $   (381,241)   $  2,233,583
                                    ============    ============    ============    ============

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         Following is a brief overview of factors our management considers important when evaluating our financial condition and operating performance.

         Turnover

         Our turnover is derived primarily from processing and trading of marine fishing products, processing and trading of aquatic products and sub-contracting services.

         Cost of sales

         Our cost of sales primarily consists of cost of raw materials such as fish fries, shrimp larvae, feeds and other manufacturing costs such as labor costs and production overhead, including depreciation in 2002. Cost of sales in 2003 includes purchases from local fishermen of various kinds of goods, such as locally caught squid and ocean caught shrimp.

         Gross profit

         Our management believes that the gross profit margin of approximately 43% and 32% maintained by us for the years ended December 31, 2002 and 2003, respectively, was principally attributed to the following reasons:

         o        The steady supply and cost of the raw materials;
         o        Good control of overhead and other direct cost; and
         o        The appropriate pricing strategy of our company.

         Management believes that in the foreseeable future we will be able to maintain this operating environment.

         Other revenue/(expenses)

         Our other revenue/(expense) represents non-operating income and/or expenditures for the years ended December 31, 2002 and 2003.

         Operating expenses

         Our operating expenses comprise distribution and selling expenses, and general and administrative expenses. Distribution and selling expenses mainly include transportation and trip and traveling expense. General and administrative expenses mainly include staff and directors' remuneration and depreciation.

         Finance costs

         Finance costs refer to the shareholder's loan for the period up to September in 2002, and the short-term secured bank loan interests charged to us in 2003.

         Taxation

         For each of the two years ended December 31, 2002 and 2003, Hainan Quebec, our principal operating subsidiary, is entitled to a tax holiday as a privileged treatment to Sino-foreign enterprise in Hainan Province. According to an approval received from the Tax Bureau of Hainan Province, Hainan Quebec, being our product sales arm, is entitled to two year's exemption from income tax, followed by three years of 50% tax reduction commencing from the first-profit-making year as a privileged treatment for such enterprise in the PRC.

         Apart from PRC Enterprise Income Tax, Hainan Quebec is subject to value-added tax ("VAT") for processing products at 13% and sub-contracting service at 17%, respectively.

         Minority interests

         Minority interests represent the share of profits after taxation by the minority shareholder of our company, based on its equity interest in HQSM.

Forward-Looking Statements

         You should read the following discussion of our financial condition and operations in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "our company believes," "management believes" and similar language. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions, including our ability to (1) obtain sufficient capital or a strategic business arrangement to fund our expansion plans; (2) build the management and human resources infrastructure necessary to support the growth of our business; (3) competitive factors and developments beyond our control; and (4) those other risk factors, uncertainties and assumptions that are set forth in the discussion under the headings captioned "Business," "Risk Factors," and "Management's Discussion and Analysis." Our actual results may differ materially from results anticipated in these forward-looking statements. We base the forward-looking statements on information currently available to us, and we assume no obligation to update or revise them, whether as a result of new information, future events or otherwise. In addition, our historical financial performance is not necessarily indicative of the results that may be expected in the future and we believe that such comparisons cannot be relied upon as indicators of future performance.

         The following discussion should be read in conjunction with the information contained in our financial statements and the notes thereto appearing elsewhere herein.

Critical Accounting Policies And Estimates

         Below is a description of accounting policies, which we consider critical to the preparation and understanding of our consolidated financial statements. In addition, certain amounts included in or affecting our financial statements and related disclosure must be estimated, which requires us to make assumptions with respect to values or conditions which cannot be known with certainty at the time the financial statements are prepared. Actual results may differ from these estimates under different assumptions or conditions. The selection of critical accounting policies, the judgments and other uncertainties affecting the application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors to be considered when reviewing our consolidated financial statements. We believe that the following critical accounting policies set forth below involve the most significant judgments and estimates used in the preparation of our consolidated financial statements. We evaluate these policies on an ongoing basis, based upon historical results and experience, consultation with experts, trends and other methods we consider reasonable in the particular circumstances, as well as our forecasts as to how these might change in the future.

         Inventories

         Inventories are stated at the lower of cost or net realizable value. Cost is calculated on the moving-average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Group evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed moving-average cost if it exceeds the net realizable value.

         Impairment of Long-Lived Assets

         In August 2001, the Financial Accounting Standards Boards ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144. Accounting for Impairment or Disposal of Long-Lived Assets. This pronouncement superseded SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed of and was required to be adopted on January 1, 2002. SFAS No. 144 retained the fundamental provisions of SFAS No. 121 as it related to assets to be held and used and assets to be sold. SFAS No. 144 requires impairment losses to be recorded on assets to be held and used by the Company when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of the assets. When an impairment loss is required for assets to be held and used by the Company, the related assets are adjusted to their estimated fair value. Fair value represents the amount at which an asset could be bought or sold in a current transaction between willing parties, that is, other than a forced or liquidation sale.

         The estimation process involved in determining if assets have been impaired and in the determination of fair value is inherently uncertain because it requires estimates of current market yields as well as future events and conditions. Such future events and conditions include economic and market conditions, as well as availability of suitable financing to fund acquisition and development activities. The realization of the Company's revenue producing assets is dependent upon future uncertain events and conditions, and accordingly, the actual timing and amounts realized by the Company may be materially different from their estimated value.

         Income Taxes

         Taxes are calculated in accordance with taxation principles currently effective in the PRC. The Group accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

         Related Parties

         Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

         Revenue Recognition

         In accordance with the provisions of Staff Accounting Bulletin No. 103, revenue is recognized when merchandise is shipped and title passes to the customer and collectibility is reasonably assured.

         The Group does not always receive revenue for shipping and handling to customers. Shipping and handling expenses incurred by the Group amounted to $395,317 and $250,920 for the years ended December 31, 2003 and 2002 respectively and are included in selling and administrative expenses in the accompanying consolidated statements of income.

         Concentration of Credit Risk

         Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of trade accounts receivable. The Group performs ongoing credit evaluations with respect to the financial condition of its creditors, but does not require collateral. In order to determine the value of the Group's accounts receivable, the Group records a provision for doubtful accounts to cover probable credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable.

                  Recent Developments

         We filed a current report on Form 8-K on March 17, 2004 reporting the agreement and plan of merger among Process Equipment, PEAC and Jade, pursuant to which Process Equipment, through its wholly-owned subsidiary PEAC, acquired Jade and 84.42% ownership in its subsidiary Hainan Quebec. The merger was consummated by the parties on March 24, 2004 as reported on a Current Report on Form 8-K filed April 2, 2004. In the same report, filed March 17, 2004, we also reported the change in our fiscal year from April 30 to December 31.

         On April  28,  2004,  we filed an  Information  Statement  pursuant  to
Section 14(c) of the Securities Exchange Act of 1934 relating to the name change from Process Equipment, Inc. to "HQ Sustainable Maritime Industries, Inc.", effective April 16, 2004 by virtue of the reincorporation, which is also described in the Information Statement, of Process Equipment, Inc. by a merger with and into a newly-formed wholly-owned Delaware subsidiary to be known as HQ Sustainable Maritime Industries, Inc. The merger was completed pursuant to an agreement and plan of merger dated as of May 19, 2004, which has been reported on a current report on Form 8-K filed on May 24, 2004. This Information Statement also related to the adoption of our 2004 Stock Incentive Plan and reported that the holders of the majority of our outstanding common stock have given their consent to approve the adoption of the Plan.

         On May 18, 2004, we filed a current report on Form 8-K reporting the change in certifying accountant from Baum & Company to Rotenberg & Co., LLP. That report also clarified the implementation of the change in fiscal year that was previously addressed in the Form 8-K filed March 17, 2004.

Results Of Operations - Fiscal Year Ended December 31, 2003 As Compared To Fiscal Year Ended December 31, 2002

         Sales. Total sales increased by $1,166,364 from $15,481,181 in the fiscal year ended December 31, 2002 to $16,647,545 in the fiscal year ended 2003. This increase resulted from lowering unit prices of our products to increase our market share and maintain our competitive position. We believe we are currently expanding our market share by virtue of lowering our unit selling price.

         Cost of Sales. Cost of sales increased by $2,600,358 from $8,792,747 in 2002 to $11,393,105 in 2003. The primary factor responsible for the increase was that the cost of supply went in view of our purchasing from fishermen directly various products, such as ribbonfish, mackerel, bream, squid and prawns.

         Gross Profit. Gross profit decreased $1,433,994 from $6,688,434 in 2002 to $5,254,440 in 2003. This decrease was due to the fact that we decreased the unit selling price to broaden our market share, while our cost of sales increased, as described above.

         Selling and Distribution Expenses. Selling and distribution expenses primarily include transportation, declaration, expenses of the sales department, staff salaries and sales commission. Selling and distribution expenses increased $273,567 from $295,031 in 2002 to $568,598 in 2003. The increase is due to the fact that more direct export sales took place in 2003 than in 2002, leading to a substantial increase in the transportation, declaration and sales commission expenses.

         General  and  Administrative   Expenses.   General  and  administrative
expenses mainly consist of legal and professional fees, directors and other office staff salaries and rent. General and administrative expenses increased from $571,322 in 2002 to $708,717 in 2003, an increase of $137,395, primarily resulting from increased costs of insurance, including employee workman's compensation insurance, employee health insurance and corporate liability insurance premiums, as well as increases in the salaries of directors and other office personnel in 2003.

         Depreciation. Depreciation expenses increased by $29,379 to $314,953 in 2003 from $285,574 for the corresponding period of the prior year. This increase is due to the fact that we acquired fixed assets in late 2002, resulting in the increase in depreciation of those assets in 2003.

         Finance Costs. Our finance costs decreased by $290,634 from $682,329 in 2002 to $391,695 in 2003. The main factor leading to this decrease is that we no longer incurred interest on a shareholder loan in 2003, while we did so in 2002.

         Provision for Doubtful Accounts. Our provision for doubtful accounts increased by $481,839 from $329,877 in 2002 to $811,716 in 2003. The increase was largely the result of a more conservative provision policy adopted by our management in 2003 to more accurately reflect the collectibility of certain doubtful accounts.

         Impairment Loss on Value of Vessels. Our impairment loss on value of vessels was $481,928 in 2002. There was no impairment loss on value of vessels in 2003. This is because the value of the vessels was fully impaired in 2002.

         Total Operating Expenses. Our total operating expenses increased by $149,618 from $2,646,061 in 2002 to $2,795,679 in 2003. The increase was largely the result of the increases in selling and distribution expenses, and provision for doubtful account, as well as the decreases in finance costs and impairment loss on value of vessels.

         Income from Operations. Income from operations decreased by $1,583,612 from $4,042,373 in 2002 to $2,458,761 in 2003. The primary factors responsible for the decrease were the decrease in our gross profit by 1,433,994 and the decrease in our total operating expenses by 149,618.

         Other Income and Expenses. Our other income increased by $27,206 from $92,928 in 2002 to $120,134 in 2003; and our other expenses increased by $267,133 from $189,913 in 2002 to $457,046 in 2003. This increase in other income was primarily due to the subsidy from local government increased, and the increase in other expenses was primarily due to the increase in the shipmen wages in 2003.

         Income Before Income Taxes. Our income before income taxes decreased by $1,823,539 from $3,945,388 in 2002 to $2,121,849 in 2003. This decrease resulted from lower gross profit and higher operating expense recorded in 2003.

         Income Taxes Current and Deferred. Our current income tax for 2003 were $168,377 and our deferred income tax for 2002 were $68,174. We had no current or deferred income tax in 2002.

         Net Income Before Minority Interest. Net income before minority interest decreased by $2,060,090 from $3,945,388 in 2002 to $1,885,298 in 2003.
This decrease resulted from lower operating profit in 2003 compared to that in 2002.

         Minority Interest. Minority interest increased by $913,305 from negative $1,246,912 in 2002 to negative $333,607 in 2003. The increase in minority interest resulted from the minority interest decreasing from 40% before September 2002 to 15.58% since September 2002.

         Net Income Attributable to Shareholders. The net income attributable to shareholders decreased by 1,146,785 from $2,698,476 in 2002 to $1,551,691 in 2002. The decrease was basically attributed to lower operating profit in 2003 compared to that of in 2002.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         As disclosed in our Current Report on Form 8-K filed May 18, 2004, in view of the merger among Process Equipment, Inc., Process Equipment Acquisition Corporation and Jade, as more fully described in the Registrant's Form 8-K filed on March 17, 2004, and Process Equipment, Inc.'s newly acquired subsidiary's operations in China, the Board of Directors believed that a firm with more international auditing experience should be engaged to perform work for the company. As a result, the Board of Directors approved the engagement of Rotenberg & Co., LLP ("Rotenberg") as the principal accountant to audit our financial statements, effective May 12, 2004, to replace Baum & Company, P.A. ("Baum"). No audit committee exists other than the members of the Board of Directors.

         The principal accountant's report of Baum on our financial statements for either of the past two years did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to the uncertainty, audit scope, or accounting principles.

         During our two most recent fiscal years and any subsequent interim period through the date of the principal accountant's resignation on May 12, 2004, there were no disagreements with the former accountant, Baum, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the former accountant's satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

         We provided Baum with a copy of the statements made above and requested Baum to furnish a letter addressed to the Securities and Exchange Commission stating whether or not Baum agrees with the statements and, if not, stating the respects in which it does not agree. A copy of this letter, dated May 18, 2004, is filed as an exhibit to the Form 8-K filed May 18, 2004.

         We have not consulted with Rotenberg, our new principal independent accountant, during the last two years or subsequent interim period up to and including the date we engaged Rotenberg on either the application of accounting principles or type of opinion Rotenberg might issue on our financial statements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During the years ended December 31, 2003 and 2002, Jade sold goods to a related company, Hainan Jiahua Marine Bioproducts Company Limited, amounting to $51,743 and $167,802, respectively. Hainan Marine is a company organized under the laws of the People's Republic of China. Some of its directors are also directors of Jade and Hainan Quebec. The above transactions were consummated under terms similar to those we extend to our third party customers.

         In addition, as stated in the Current Form 8-K filed on March 17, 2004, Jade is the parent and management company that owns 84.42% of Hainan Quebec. Lillian Li Wang , who owns 21.27% of Jade and Norbert Sporns, who owns 20.41% of Jade are husband and wife. Lillian Li Wang and Harry Wang Hua, who owns 43.38% of Jade, are brother and sister, and Wang Fu Hai, one of our executive officers, is their uncle. Their father, who does not own any shares of Jade, indirectly owns 14.02% in Hainan Quebec. The remaining minority equity interest in Hainan Quebec is owned by an unrelated party residing in the PRC.

                               MARKET INFORMATION

         Our common stock is quoted sporadically, with relatively small volumes of actual trading, on the Over-The-Counter Bulletin Board system and the National Association of Securities Dealers (NASD) Electronic Bulletin Board under the symbol "HQSM.OB."

         The following table sets forth, for the periods indicated, the high and low sale prices for our common stock as reported by the National Quotation Bureau, Inc.

  Fiscal Year
Ended  April 30
     (1)                       Period              High                Low
---------------          ------------------        -----              -----
2003                     First Quarter             $0.20              $0.19
                         Second Quarter            $0.19              $0.17
                         Third Quarter             $0.17              $0.16
                         Fourth Quarter            $0.16              $0.14
2004                     First Quarter             $0.17              $0.16
                         Second Quarter            $0.25              $0.16
                         Third Quarter             $0.50              $0.17
                         Fourth Quarter            $2.80              $0.15
Period following         May 2004                  $1.15              $1.01
April 30, 2004
                         June 2004                 $0.95              $0.56
                         July 2004 (through        $0.95              $0.56
                         July 15)

(1) As disclosed elsewhere in this prospectus, effective May 1, 2004, we have changed our fiscal year end from April 30 to December 31.

         On July 15, 2004, the closing bid price of our common stock was $0.62.

         As of July 19, 2004, there were 936 holders of record of our common stock.

                                 DIVIDEND POLICY

         We do not presently anticipate that we will pay dividends at any time in the foreseeable future. The payment of any dividends will depend, among other things, upon our earnings, assets and general financial condition, and upon other relevant factors.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding beneficial ownership of common stock as of May 28, 2004, and after giving effect to our recent merger described elsewhere in this prospectus, by:

         o each person known to us to own beneficially more than 5%, in the aggregate, of the outstanding shares of our common stock;

         o        each director;

         o each of our chief executive officer and our other two most highly compensated executive officers; and

         o        all executive officers and directors as a group.

         The number of shares beneficially owned and the percent of shares outstanding are based on 63,809,437 shares outstanding as of May 28, 2004. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise noted below, the address of each of the shareholders in the table is c/o HQ Sustainable Maritime Industries, Inc., Wall Street Center, 14 Wall Street, 20th Floor, New York, New York 10005.

                                       Shares of Common Stock Beneficially Owned

Beneficial Owner                          Number                       Percent

Barron Partners LP                        6,660,000(1)                 10.44%

Norbert Sporns                            9,885,422(2)                 15.49%

Lillian Wang                              10,297,314(2)                16.14%

Harry Wang                                21,006,522(2)                32.92%

Jacques Vallee                           --(3)                        --

Fred Bild                                --(3)                        --

All such directors and executive         41,189,258                   64.55%
officers as a group
(10 persons)



(1) Consists of 3,700,000 shares of our common stock that are currently owned beneficially; 1,480,000 shares of common stock underlying a Class C common stock purchase warrant that may be exercised within 60 days; and 1,480,000 shares of common stock underlying a Class D common stock purchase warrant that may be exercised within 60 days. Barron Partners LP's address is to the attention of Andrew Barron Worden, Managing Partner, 730 Fifth Avenue, 9th Floor, New York, NY 10019.
(2) Beneficially owns the shares indicated, which are owned of record by Red Coral Group Limited. Each of Mr. Sporns, Ms. Wang and Mr. Wang own, respectively, 24%, 51% and 25% of the issued capital of Red Coral and share voting and investment power over the shares held by Red Coral.
(3) Please see "Management--Directors and Executive Officers" regarding future option awards we plan to be granting to these independent directors.

                            DESCRIPTION OF SECURITIES

         The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, as amended to date, and our Bylaws, all of which have been filed as exhibits to our registration statement of which this prospectus is a part. All material terms of these referenced documents are disclosed in this prospectus. Effective as of the merger, our authorized capital stock consists of 200,000,000 shares of common stock, $.001 par value per share.

Common Stock

         Prior to the reincorporation, Process Equipment, Inc.'s Articles of Incorporation authorized the issuance of 25,000,000 shares of common stock, $.001 par value per share. Effective after the reincorporation, HQSM has authorized for issuance 200,000,000 shares of common stock at $.001 par value per share under its certificate of incorporation which is the certificate of incorporation of the surviving corporation.

         Unless otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock having voting power held by such stockholder. Any stock of any class or series may be subject to redemption by us at our option or at the option of the holders of such stock or upon the happening of an event specified by our board of directors. Transfers of shares shall be made on our share register or transfer books upon surrender of the certificate therefor, endorsed by the person named in the certificate or by an attorney lawfully constituted in writing. No transfer shall be made which would be inconsistent with the provisions of applicable law.

Dividends

         We do not presently anticipate that we will pay dividends at any time in the foreseeable future. The payment of any dividends will depend, among other things, upon our earnings, assets and general financial condition, and upon other relevant factors.

         Any future decision to declare and pay dividends on shares of our common stock will be solely at the discretion of our board of directors. See also "Dividend Policy" and "Risk Factors--We may never pay any dividends to our shareholders."

Options and Warrants

         The following  table sets forth certain  information  about warrants to
purchase  our  common  stock   outstanding   as  of  June  28,  2004.  See  also
"Management--Stock Option Plan."


Name of Warrantholder                      Class C Warrants (1)       Class D Warrants (2)    Other Warrants (3)
---------------------------------------    --------------------       --------------------    ------------------
Barron Partners LP                                  1,480,000                  1,480,000                   --
DAS Consulting LLC PSP, , Pershing                    400,000                    400,000                   --
LLC as Custodian, FBO Deborah
Salerno
IRA FBO John P. O'Shea, Pershing LLC as               520,000                    520,000                   --
Custodian
SEP FBO Daniel Luskind, Pershing                       40,000                     40,000                   --
LLC as Custodian
John B. Marsala                                        80,000                     80,000                   --
Henry S. Krauss                                        40,000                     40,000                   --
RES Limited                                           240,000                    240,000                   --
Frank L. Kramer                                        80,000                     80,000                   --
Northern Valley Partners, LLC                          80,000                     80,000                   --
Joseph A. Smith                                        80,000                     80,000                   --
Consulting for Strategic Growth 1, Ltd.                    --                         --              150,000
Total                                               3,040,000                  3,040,000              150,000

(1) Class C Warrants granted pursuant to the Main Purchase Agreement. For more information, see "Selling Shareholders--Stock Purchase Agreement."
(2) Class D Warrants granted pursuant to the Main Purchase Agreement. For more information, see "Selling Shareholders--Stock Purchase Agreement."
(3) Consists of common stock purchase warrants not denominated as any particular series, which we granted on May 28, 2004 to the warrantholder in consideration of public relations services it rendered to us.


                INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

         As permitted by the General Corporation Law of Delaware, our Bylaws provide that we will indemnify our officers, directors, employees and agents. This includes indemnification against expenses incurred by a director of HQSM in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director of HQSM (or was serving at HQSM's request as a director or officer of another corporation). Such expenses shall be paid by HQSM in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by HQSM as authorized by relevant sections of the General Corporation Law of Delaware.

         The indemnification and advances of expenses provided in our Bylaws shall not be deemed exclusive of any other rights provided by any agreement, vote of stockholders or disinterested directors or otherwise.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 TRANSFER AGENT

         Our transfer agent is American Stock Transfer and Trust Company. Its address is 59 Maiden Lane, Plaza Level, New York, New York 10038.

                                  LEGAL MATTERS

         The law firm of Baker & McKenzie located at 805 Third Avenue New York, New York 10022, has passed on the validity of the common stock offered hereby.

                                     EXPERTS

         Our financial statements for each of the years in the two year period ended December 31, 2003, have been included in this prospectus and in the registration statement of which this prospectus forms a part in reliance on the reports of Rotenberg & Co., LLP, as our independent accountants, given on authority of said firm as experts in auditing and accounting.

         See "Changes In And Disagreements With Accountants on Accounting And Financial Disclosure" for information about the resignation of Baum & Company, P.A. as our former principal independent accountants, and our engagement of Rotenberg & Co., LLP, as the new independent accountants.

                             ADDITIONAL INFORMATION

         We have filed with the Commission a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus constitutes the prospectus of HQ Sustainable Maritime Industries, Inc., filed as part of the registration statement, and it does not contain all of the information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to our company and this offering, we refer you to the registration statement and exhibits filed as part of it. You may inspect the registration statement, including the exhibits thereto, without charge at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statement from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also access such material electronically by means of the Commissions home page on the Internet at http://www.sec.gov. Descriptions contained in this prospectus as to the contents of a contract or other document filed as an exhibit to the registration statement are not necessarily complete and each such description is qualified by reference to such contract or document.

                              FINANCIAL STATEMENTS

                          INDEX TO FINANCIAL STATEMENTS


                                                                    Page Numbers
                                                                    ------------

Independent Auditors' Report                                            F-2

Consolidated Balance Sheets as of December 31, 2003 and 2002         F-3 - F-4

Consolidated Statements of Income for the years ended
December 31, 2003 and 2002                                              F-5

Consolidated Statements of Changes in Shareholders' Equity for the
years ended December 31, 2003 and 2002                                  F-6

Consolidated Statements of Cash Flows for the years ended
December 31, 2003 and 2002                                              F-7

Notes to Consolidated Financial Statements                           F-9 - F-20

                              FINANCIAL STATEMENTS

The Board of Directors
Jade Profit Investment Limited and Subsidiary
British Virgin Islands

         We have audited the accompanying consolidated balance sheets of Jade Profit Investment Limited and Subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with The Public Company Accounting Oversight Board standards (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jade Profit Investment Limited and Subsidiary as of December 31, 2003 and 2002, and the results of their consolidated operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rotenberg & Co., LLP




Rotenberg & Co., LLP
Certified Public Accountants
Rochester, New York

         May 22, 2004

                         JADE PROFIT INVESTMENT LIMITED
      (INCORPORATED IN THE BRITISH VIRIGIN ISLANDS WITH LIMITED LIABILITY)
                           CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2003 AND 2002




                                     ASSETS
                                     ------

                                                         2003           2002
                                                     ------------   ------------
CURRENT ASSETS
   Cash and cash equivalents                         $ 11,037,780   $  3,628,862
   Trade receivables, net of provisions                 4,002,085      3,100,953
   Inventory                                              283,126        302,304
   Prepayments                                             49,474          8,405
   Due from related parties, net of provisions               --          775,087
   Tax recoverable                                         81,602           --
   Deferred taxes                                       1,426,334      1,494,507
                                                     ------------   ------------
   TOTAL CURRENT ASSETS                                16,880,401      9,310,118
                                                     ------------   ------------
PROPERTY, PLANT AND EQUIPMENT, NET                      2,317,453      2,611,797
                                                     ------------   ------------
CONSTRUCTION IN PROGRESS, NET                           2,723,048           --
                                                     ------------   ------------
VESSELS HELD FOR SALE                                        --             --
LONG TERM INVESTMENT                                         --          602,410
                                                     ------------   ------------
TOTAL ASSETS                                         $ 21,920,902   $ 12,524,325
------------                                         ============   ============

                         JADE PROFIT INVESTMENT LIMITED
      (INCORPORATED IN THE BRITISH VIRIGIN ISLANDS WITH LIMITED LIABILITY)
                           CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2003 AND 2002



                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

                                                       2003            2002
                                                   ------------    ------------
CURRENT LIABILITIES
   Accounts payable and accrued expenses           $  1,206,011    $  1,114,793
   Deposit received from customers                       28,663           6,024
   Bank loans                                         9,036,145       3,253,012
   Due to directors                                        --            11,579
   Dividend payable                                        --           289,878
   Convertible notes                                    255,422         255,422
                                                   ------------    ------------
   TOTAL CURRENT LIABILITIES                         10,526,241       4,930,708
                                                   ------------    ------------
LONG-TERM LIABILITIES                                      --              --
                                                   ------------    ------------
TOTAL LIABILITIES                                    10,526,241       4,930,708
MINORITY INTEREST                                      (100,713)       (434,320)
SHAREHOLDERS' EQUITY
   Share capital                                            100               1
   Additional paid-in capital                        12,731,114      10,815,467
   Reserves                                             957,655         579,788
   Accumulated losses                                (2,193,495)     (3,367,319)
                                                   ------------    ------------
TOTAL SHAREHOLDERS' EQUITY                           11,495,374       8,027,937
                                                   ------------    ------------
TOTAL LIABILITIES AND SHAREHOLDERS'
EQUITY                                             $ 21,920,902    $ 12,524,325
                                                   ============    ============

                         JADE PROFIT INVESTMENT LIMITED
      (INCORPORATED IN THE BRITISH VIRIGIN ISLANDS WITH LIMITED LIABILITY)
                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002



                                                       2003            2002
                                                   ------------    ------------
SALES                                              $ 16,647,545    $ 15,481,181
COST OF SALES                                        11,393,105       8,792,747
                                                   ------------    ------------
GROSS PROFIT                                          5,254,440       6,688,434
SELLING AND DISTRIBUTION EXPENSES                       568,598         295,031
GENERAL AND ADMINISTRATIVE EXPENSES                     708,717         571,322
DEPRECIATION                                            314,953         285,574
FINANCE COSTS                                           391,695         682,329
PROVISION FOR DOUBTFUL ACCOUNTS                         811,716         329,877
IMPAIRMENT LOSS ON VALUE OF VESSELS                        --           481,928
                                                   ------------    ------------
TOTAL OPERATING EXPENSES                              2,795,679       2,646,061
                                                   ------------    ------------
INCOME FROM OPERATIONS                                2,458,761       4,042,373
OTHER INCOME                                            120,134          92,928
OTHER EXPENSES                                          457,046         189,913
                                                   ------------    ------------
INCOME BEFORE INCOME TAXES                            2,121,849       3,945,388
INCOME TAXES
  CURRENT                                               168,377            --
  DEFERRED                                               68,174            --
                                                   ------------    ------------
NET INCOME BEFORE MINORITY INTEREST                   1,885,298       3,945,388
MINORITY INTEREST                                      (333,607)     (1,246,912)
                                                   ------------    ------------
NET INCOME ATTRIBUTABLE TO SHAREHOLDERS               1,551,691       2,698,476
APPROPRIATIONS:
TRANSFER TO RESERVE                                    (377,868)       (472,265)
ACCUMULATED LOSSES BROUGHT FORWARD                   (3,367,319)     (5,593,530)
                                                   ------------    ------------
ACCUMULATED LOSSES CARRIED FORWARD                 $ (2,193,496)   $ (3,367,319)
                                                   ============    ============


                         JADE PROFIT INVESTMENT LIMITED
      (INCORPORATED IN THE BRITISH VIRIGIN ISLANDS WITH LIMITED LIABILITY)
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                         Additional
                                          Share capital                   paid-in                       Retained
                                             Share        Par value       capital        Reserves       earnings         Total
                                          ------------   ------------   ------------   ------------   ------------    ------------
Balance at December 31, 2001                         1   $          1   $       --     $    107,523   $ (5,593,530)   $ (5,486,006)

      (Issued 1 share at $1 each)

Recapitalization                                  --             --       10,815,467           --             --        10,815,467

  Acquisition of HQ on October 18, 2002

Net income                                        --             --             --             --        2,698,476       2,698,476

Transfer to reserve                               --             --             --          472,265       (472,265)           --

Balance at December 31, 2002                         1              1     10,815,467        579,788     (3,367,319)      8,027,937

Split of shares                                     99

Issuance of shares                               9,900             99           --             --             --                99
  (9,900 shares at $0.01 each)

Cash capitalization                               --             --        1,915,647           --             --         1,915,647

Net income                                        --             --             --             --        1,551,691       1,551,691

Transfer to reserve                               --             --             --          377,867       (377,867)           --

Balance at December 31, 2003                    10,000   $        100   $ 12,731,114   $    957,655   $ (2,193,495)   $ 11,495,374






According to resolution passed on May 2, 2003, each share of $1 was split into 100 at $0.01.

                         JADE PROFIT INVESTMENT LIMITED
      (INCORPORATED IN THE BRITISH VIRIGIN ISLANDS WITH LIMITED LIABILITY)
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002



                                                        2003           2002
                                                     -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                        $ 1,885,298    $ 3,945,388
   Adjustments to reconcile net income to net cash
      provided by operating activities :
   Non-Cash Adjustments:
     Recapitalizations expenses                             --             --
     Provision for doubtful accounts                     811,716        329,877
     Impairment loss on vessel                           481,928
   Depreciation and amortization                         314,957        285,574
   (Increase)/decrease in assets:
      Inventory                                           19,178      1,809,271
      Trade receivables, net of provisions              (901,132)    (1,255,234)
      Prepayment                                         (41,069)        (4,067)
      Tax recoverable                                    (81,602)          --
      Deferred taxes                                      68,173           --
   Increase/(decrease) in liabilities:
      Accounts payables and accrued expenses              91,218       (586,755)
      Deposit received from customers                     22,639          6,024
      Due to directors                                   (11,579)        11,579
      Dividend payable from 2001                        (289,878)      (434,817)
                                                     -----------    -----------
Net cash provided by operating activities              1,887,914      4,588,768
                                                     -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property, plant and equipment          (57,236)      (972,889)
   Additions to construction in progress              (2,723,048)          --
   Disposal/(acquisition) of investment                  602,410       (602,410)
                                                     -----------    -----------
Net cash used by investing activities                 (2,177,874)    (1,575,299)
                                                     -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of shares                                         99           --
   Commitment to convertible notes                          --          255,422
   Inception of bank loans                             6,024,096           --
   Repayment of bank /stockholder loans                 (240,964)      (218,775)
   Cash capitalization                                 1,915,647           --

                                                     -----------    -----------
Net cash provided by financing activities              7,698,878         36,647
                                                     -----------    -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS              7,408,918      3,050,116
   Cash and cash equivalents, beginning of period      3,628,862        578,746
                                                     -----------    -----------

   Cash and cash equivalents, end of period         $ 11,037,780   $  3,628,862
                                                    ============   ============

SUPPLEMENTARY CASH FLOWS DISCLOSURES
   Interest paid                                    $    400,733   $    684,359
                                                    ============   ============
   Taxes paid                                       $    249,979   $       --
                                                    ============   ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING  AND FINANCING ACTIVITIES

   Due to Shareholder                               $       --     $ (3,000,000)
   Due to Former Shareholder                        $       --     $ (6,929,278)
   Recapitalization of Loan                         $       --     $ 10,815,467
                                                    ============   ============

                         JADE PROFIT INVESTMENT LIMITED
      (INCORPORATED IN THE BRITISH VIRIGIN ISLANDS WITH LIMITED LIABILITY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


1.       ORGANIZATION AND PRINCIPAL ACTIVITIES

         Jade Profit Investment Limited ("Jade Profit"), a British Virgin Islands corporation, was formed on August 8, 2002 by the controlling shareholders of Hainan Quebec Ocean Fishing Company Limited ("HQ") and was inactive until the reorganization. Effective October 18, 2002 and pursuant to a plan of reorganization, Jade Profit completed a reorganization transaction to acquire 84.42% of HQ, a limited liability company formed in the People's Republic of China ("The PRC"). HQ's year-end is December 31. The transaction has been accounted for as a re-capitalization of HQ whereby the historical financial statements become the historical information of Jade Profit.

         The principal activities of HQ are engaged in the vertically integrated business of aquaculture through co-operative supply channels, ocean product harvesting, and processing and sales of farm-bred and ocean harvested aquatic products.

         The principal products of HQ are cross-bred hybrid of tilapia and white-legged shrimp exporting, directly and indirectly, to the United States, Canada, Japan and European countries. The major market is in the PRC.

2.       BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of Jade Profit and HQ ("The Group"). All material inter-company accounts and transactions have been eliminated.

         The consolidated financial statements are prepared in accordance with generally accepted accounting principles used in the United States of America.

3.       SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

A.   CASH AND CASH EQUIVALENTS
     -------------------------

         The Group considers cash and cash equivalents to include cash on hand and demand deposits with banks with an original maturity of three months or less.

         The Group maintains no bank accounts in the United States.

B.   TRADE RECEIVABLE
     ----------------

         In order to determine the value of the Company's accounts receivable, the Company records a provision for doubtful accounts to cover estimated credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable. The Company evaluates the credit risk of its customers utilizing historical data and estimates of future performance.

C.   INVENTORIES
     -----------

         Inventories are stated at the lower of cost or net realizable value. Cost is calculated on the moving-average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Group evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed moving-average cost if it exceeds the net realizable value.

D.   PROPERTY, PLANT AND EQUIPMENT
     -----------------------------

                         JADE PROFIT INVESTMENT LIMITED
      (INCORPORATED IN THE BRITISH VIRIGIN ISLANDS WITH LIMITED LIABILITY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


         Property, plant and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.

         When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

         Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. The percentages applied are:

            Buildings and leasehold improvement                     4% - 9%
            Plant and machinery                                     9% - 18%
            Motor vehicles                                          18%
            Office equipment and furnishings                        18%

E.   IMPAIRMENT OF LONG-LIVED ASSETS
     -------------------------------

         In August 2001, the Financial Accounting Standards Boards ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144. Accounting for Impairment or Disposal of Long-Lived Assets. This pronouncement superseded SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed of and was required to be adopted on January 1, 2002. SFAS No. 144 retained the fundamental provisions of SFAS No. 121 as it related to assets to be held and used and assets to be sold. SFAS No. 144 requires impairment losses to be recorded on assets to be held and used by the Company when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of the assets. When an impairment loss is required for assets to be held and used by the Company, the related assets are adjusted to their estimated fair value. Fair value represents the amount at which an asset could be bought or sold in a current transaction between willing parties, that is, other than a forced or liquidation sale.

         The estimation process involved in determining if assets have been impaired and in the determination of fair value is inherently uncertain because it requires estimates of current market yields as well as future events and conditions. Such future events and conditions include economic and market conditions, as well as availability of suitable financing to fund acquisition and development activities. The realization of the Company's revenue producing assets is dependent upon future uncertain events and conditions, and accordingly, the actual timing and amounts realized by the Company may be materially different from their estimated value.

F.   LONG-TERM INVESTMENT
     --------------------

         Investments in which the Company owns less than 50% and does not have the ability to exert significant influence are stated at cost, and are reviewed periodically for realizability.

G. FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying value of financial instruments including cash, receivables, accounts payable and accrued expenses and debt, approximates their fair value at December 31, 2003 and 2002 due to the relatively short-term nature of these instruments.

H. CONSTRUCTION IN PROGRESS

                         JADE PROFIT INVESTMENT LIMITED
      (INCORPORATED IN THE BRITISH VIRIGIN ISLANDS WITH LIMITED LIABILITY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


         Construction in progress represents buildings, machinery and other fixed assets under construction or installation, which is stated at cost less any impairment losses, and is not depreciated. Cost comprises the direct costs of purchase, construction and installation. Construction in progress is reclassified to the appropriate category of fixed assets when completed and ready for use. The management is of the opinion that no impairment loss is considered necessary at year-end.

I.   INCOME TAXES
     ------------
         Taxes are calculated in accordance with taxation principles currently effective in the PRC. The Group accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

J.   GOVERNMENT SUBSIDIES
     --------------------

         Subsidies from the government are recognized at their fair values when received or there is reasonable assurance that they will be received, and all attached conditions are complied with.

K.   RELATED PARTIES
     ---------------

         Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

L.   FOREIGN CURRENCY TRANSLATION
     ----------------------------

         The Company maintains its books and accounting records in Renminbi ("RMB"), the PRC's currency, being the functional currency. Translation of amounts from RMB in United States dollars ("US$") has been made at the single rate of exchange of US$1.00:RMB8.30. No representation is made that RMB amounts could have been or could be, converted into US dollar at that rate.

         On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People's Bank of China (the "Unified Exchange Rate").The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with supplier's invoices, shipping documents and signed contracts.

M.   USE OF ESTIMATES
     ----------------

         The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of

                         JADE PROFIT INVESTMENT LIMITED
      (INCORPORATED IN THE BRITISH VIRIGIN ISLANDS WITH LIMITED LIABILITY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

N.   REVENUE RECOGNITION
     -------------------

         In accordance with the provisions of Staff Accounting Bulletin No. 103, revenue is recognized when merchandise is shipped and title passes to the customer and collectibility is reasonably assured.

         The Group does not always receive revenue for shipping and handling to customers. Shipping and handling expenses incurred by the Group amounted to $395,317 and $250,920 for the years ended December 31, 2003 and 2002 respectively and are included in selling and administrative expenses in the accompanying consolidated statements of income.

O.   EMPLOYEES' BENEFITS
     -------------------

         Mandatory contributions are made to the Government's health, retirement benefit and unemployment schemes at the statutory rates in force during the period, based on gross salary payments. The cost of these payments is charged to the statement of income in the same period as the related salary cost.

P.   SEGMENTS
     --------

         No business or geographical segment analysis is provided, as less than 10% of consolidated revenues and less than 10% of consolidated income from operations is attributable to business segment other than the vertically integrated business of aquaculture through processing and sales of farm-bred and ocean harvested aquatic products.

Q.   COMPREHENSIVE INCOME/(LOSS)
     ---------------------------

         The Group has adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. SFAS No. 130 defines comprehensive income
(loss) to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.

R.   CONCENTRATION OF CREDIT RISK
     ----------------------------

         Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of trade accounts receivable. The Group performs ongoing credit evaluations with respect to the financial condition of its customers, but does not require collateral. In order to determine the value of the Group's accounts receivable, the Group records a provision for doubtful accounts to cover probable credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable.

S.   RECENT PRONOUNCEMENTS
     ---------------------

         In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No.145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical

                         JADE PROFIT INVESTMENT LIMITED
      (INCORPORATED IN THE BRITISH VIRIGIN ISLANDS WITH LIMITED LIABILITY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


Corrections. SFAS 145 rescinds the provisions of SFAS No. 4 that requires companies to classify certain gains and losses from debt extinguishments as extraordinary items, eliminates the provisions of SFAS No. 44 regarding transition to the Motor Carrier Act of 1980 and amends the provisions of SFAS No. 13 to require that certain lease modifications be treated as sale leaseback transactions. The provisions of SFAS 145 related to classification of debt extinguishments are effective for fiscal years beginning after May 15, 2002. Earlier application is encouraged.

         In July 2002, the FASB issued SFAS No. 146, "Accounting for Restructuring Costs." SFAS 146 applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets. Those activities can include eliminating or reducing product lines, terminating employees and contracts and relocating plant facilities or personnel. Under SFAS 146, the Company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. SFAS 146 will require the Company to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed. SFAS 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Under SFAS 146, a company cannot restate its previously issued financial statements and the new statement grandfathers the accounting for liabilities that a company had previously recorded under Emerging Issues Task Force Issue 94-3.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure - an amendment of SFAS Statement No. 123, "Accounting for Stock Based Compensation" which provides alternative methods for accounting for a change by registrants to the fair value method of accounting for stock-based compensation. Additionally, SFAS 148 amends the disclosure requirements of SFAS 123 to require disclosure in the significant accounting policy footnote of both annual and interim financial statements of the method of accounting for stock based-compensation and the related pro forma disclosures when the intrinsic value method continues to be used. The statement is effective for fiscal years beginning after December 15, 2002, and disclosures are effective for the first fiscal quarter beginning after December 15, 2002.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities".

         The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively.

         In May 2003, the FASB issued SFAS No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

         SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatory redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this SFAS is obligations that can be settled with shares,

                         JADE PROFIT INVESTMENT LIMITED
      (INCORPORATED IN THE BRITISH VIRIGIN ISLANDS WITH LIMITED LIABILITY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

         Most of the provisions of Statement 150 are consistent with the existing definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements". The remaining provisions of this SFAS are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This SFAS shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of a non-public entity, as to which the effective date is for fiscal periods beginning after December 15, 2004.

         In January 2003, and as revised in December 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" "Interpretation No. 46"), an interpretation of Accounting Research Bulletin ("ARB") No. 51", "Consolidated Financial Statements". Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated support from other parties, which is provided through another interest that will absorb some or all of the expected losses of the entity; (ii) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: the direct or indirect ability to make decisions about the entity's activities through voting rights or similar rights; or the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

         Interpretation No. 46, as revised, also requires expanded disclosures by the primary beneficiary (as defined) of a variable interest entity and by an enterprise that holds a significant variable interest in a variable interest entity but is not the primary beneficiary.

         Interpretation No. 46, as revised, applies to small business issuers no later than the end of the first reporting period that ends after December 15, 2004. This effective date includes those entities to which Interpretation No. 46 had previously been applied. However, prior to the required application of Interpretation No. 46, a public entity that is a small business issuer shall apply Interpretation No. 46 to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003.

         Interpretation No. 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

         In June 2003, the FASB issued an Exposure Draft for proposed SFAS entitled "Qualifying Special Purpose Entities ("QSPE") and Isolation of Transferred Assets", an amendment of SFAS No. 140 ("The Exposure Draft"). The Exposure Draft is a proposal that is subject to change and as such, is not yet authoritative. If the proposal is enacted in its current form, it will amend and clarify SFAS 140. The Exposure Draft would prohibit an entity from being a QSPE if it enters into an agreement that obliged a transferor of financial assets, its affiliates, or its agents to deliver additional cash or other assets to fulfill the special-purposes entity's obligation to beneficial interest holders.

         Management does not expect these recent pronouncements to have a material impact on the Company's consolidated financial position or results of operations.

                         JADE PROFIT INVESTMENT LIMITED
      (INCORPORATED IN THE BRITISH VIRIGIN ISLANDS WITH LIMITED LIABILITY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


4.       TRADE RECEIVABLE

         The Group's trade receivable at December 31, 2003 and 2002 are summarized as follows:

                                                          2003          2002
                                                       ----------    ----------
Trade receivable                                       $4,831,801    $3,105,164
Less: Allowance for doubtful accounts                     829,716         4,211
                                                       ----------    ----------
                                                       $4,002,085    $3,100,953
                                                       ==========    ==========

         The activity in the Group's allowance for doubtful accounts during the years ended December 31, 2003 and 2002 is summarized as follows:

                                                          2003         2002
                                                       ----------    ----------
Balance at beginning of year                           $    4,211    $    5,554
Add: amounts provided during the year                     841,333       324,877
Less: amounts written off during the year                 (15,828)     (326,220)
                                                       ----------    ----------
Balance at end of year                                 $  829,716    $    4,211
                                                       ==========    ==========

5.       PROPERTY, PLANT AND EQUIPMENT

                                                          2003          2002
                                                       ----------    ----------
Cost :
Buildings and leasehold improvement                    $   61,254    $   61,254
Plant and machinery                                     3,038,046     3,022,776
Motor vehicles                                             65,493        65,493
Office equipment and furnishings                           48,793        43,455
                                                       ----------    ----------
                                                        3,213,586     3,192,978

Less Accumulated depreciation and impairment loss:
Buildings and leasehold improvement                        33,521        22,495
Plant and machinery                                       796,848       513,092
Motor vehicles                                             41,533        29,744
Office equipment and furnishings                           24,231        15,850
                                                       ----------    ----------
                                                          896,133       581,181

                                                       ----------    ----------
Property, plant and equipment, net                     $2,317,453    $2,611,797
                                                       ==========    ==========

Depreciation expenses relating to property, plant and equipment was $314,953 and $285,574 for the years ended December 31, 2003 and 2002, respectively. The group recorded a loss on impairment of its vessels in the amount of $-0- and $481,928 in 2003 and 2002, respectively.

6.       LONG TERM INVESTMENT

During 2002, the Group invested $602,410 to hold 40% of an unrelated tilapia supplier who returned the whole amount in 2003.

                         JADE PROFIT INVESTMENT LIMITED
      (INCORPORATED IN THE BRITISH VIRIGIN ISLANDS WITH LIMITED LIABILITY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


7.       INVENTORIES

                                                            2003         2002
                                                         ----------   ----------

Raw materials                                            $   44,850   $   78,523
Finished goods                                              238,276      223,781

                                                         ----------   ----------
Total Inventories                                        $  283,126   $  302,304
                                                         ==========   ==========

8.       PREPAYMENT

Prepayment represents advances to suppliers.

9. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2003 and 2002 are summarized as follows:

                                                            2003         2002
                                                         ----------   ----------
Accounts payable                                         $  101,288   $  140,468
Accrued expenses                                          1,104,723      974,325
                                                         ----------   ----------
                                                         $1,206,011   $1,114,793
                                                         ==========   ==========

10.      BANK LOANS

In April 2002, HQ entered into one year, renewable loans with a bank for $2,289,157 and $963,855. The loans bear interest at 6.372% per annum. In April of 2003, the loans were renewed for $2,048,193 and $963,855. The loans bear interest at 6.588% per annum. The loans were secured by the pledge of certain fixed assets held by HQ.

In April 2004, the above loans expired and HQ had yet to repay. As of the date of this report, HQ is in negotiation with the banker to extend and expects to have the loans extended for not less than one year to April 2005.

In addition, in March 2003, HQ also entered into a one-year loan with another bank for $6,024,097. The loan is unsecured and bears interest at 4.779% per annum. The loan was fully repaid in January 2004.

The amount due on the loans at December 31, 2003 and 2002 was $9,036,145 and $3,253,012, respectively.

11.      INCOME TAXES

The Company's subsidiary registered in the PRC is subject to state and local income taxes within the PRC at the applicable tax rate on the taxable income as reported in their PRC statutory financial statements in accordance with the relevant income tax laws applicable to foreign enterprises. HQ was subject to a tax rate of 7.5% during 2003. HQ is entitled to a two-year tax holiday from 2001 commencing with the first profit-making year.

The reconciliation of the effective income tax rate of the Company to the statutory income tax rate in the PRC for the year ended December 31, 2003 is as follows:

                         JADE PROFIT INVESTMENT LIMITED
      (INCORPORATED IN THE BRITISH VIRIGIN ISLANDS WITH LIMITED LIABILITY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


            Statutory tax rate                           15.0%
            Tax holidays and concessions                 (7.5%)
                                                   -----------
            Effective tax rate                            7.5%
                                                   ===========

The Group's income before income taxes was comprised of the following for the years ended December 31, 2003 and 2002:

                                                            2003         2002
                                                         ----------   ----------

United States                                            $     --     $     --
PRC                                                       2,162,923    3,298,145
                                                         ----------   ----------
                                                         $2,162,923   $3,298,145
                                                         ==========   ==========

Income taxes are calculated on a separate entity basis. There currently is no tax benefit or burden recorded for the United States.

The provisions for income taxes for each of the two years ended December 31 are summarized as follows:

PRC only:                                                   2003         2002
                                                         ----------   ----------

Current                                                  $  168,377   $     --
Deferred tax                                                 68,174         --
                                                         ----------   ----------
                                                         $  236,551   $     --
                                                         ==========   ==========

Tax receivable comprise the following:

                                                           2003          2002
                                                        ----------    ----------

Balance at beginning of year                            $     --      $     --
Income tax provided for the year                           168,377          --
Income tax paid for the year                              (249,979)         --
Deferred tax provided for the year                          68,174          --
                                                        ----------    ----------
Balance at end of year                                  $  (81,602)   $     --
                                                        ==========    ==========


Deferred taxation is calculated under the liability method in respect of taxation effect arising from all timing differences, which are expected with reasonable probability to crystallize in the foreseeable future.

12.      CONVERTIBLE NOTES

         In December 2002, the Company entered into a subscription agreement, non-interest bearing, with an accredited investor, for the sale of a $255,422 principal amount of convertible notes, in a private placement, to assist with the financing of operations in PRC. The notes shall be repayable after 9 months of the agreement should the private placement be failed. In May 2004, a supplementary agreement was signed as the private placement was no longer being pursed. The notes are to be due in May 2005.

                         JADE PROFIT INVESTMENT LIMITED
      (INCORPORATED IN THE BRITISH VIRIGIN ISLANDS WITH LIMITED LIABILITY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

13. SHARE CAPITAL

                                                            2003         2002
                                                         ----------   ----------
Authorized :-
5,000,000 shares of $0.01 each
  (2002: 50,000 shares of $1 each)                       $   50,000   $   50,000
                                                         ==========   ==========

Issued and fully paid :-
10,000 shares of $ 0.01 each
  (2002: 1 share of $ 1 each)                            $      100   $        1
                                                         ==========   ==========

During March 2003, the Group effected a 100 to 1 forward split of its outstanding and existing shares of common stock, thus increasing the 49,999 shares of common stock outstanding at that time to 4,999,900 shares and increase the 1 share of existing share of common stock at that time to 100 shares.

In May 2003, 8,406 and 1,494 shares of $0.01 each were allotted at par and at a premium of $1,915,647 respectively for cash to investors in order to broaden the company's capital base.

14.      RESERVES

The reserve funds are comprised of the following:

                                                            2003         2002
                                                         ----------   ----------

Statutory surplus reserve fund                           $  681,877   $  421,029
Public welfare fund                                         275,779      158,759
                                                         ----------   ----------
                                                         $  957,655   $  579,788
                                                         ==========   ==========

Pursuant to the relevant laws and regulations of Sino-foreign joint venture enterprises, the profits of the Company's subsidiary, which are based on their PRC statutory financial statements, are available for distribution in the form of cash dividends after they have satisfied all the PRC tax liabilities, provided for losses in previous years, and made appropriations to reserve funds, as determined at the discretion of the board of directors in accordance with the PR accounting standards and regulations.

As stipulated by the relevant laws and regulations for enterprises operating in the PRC, the Company's Sino-foreign joint ventures are required to make annual appropriations to two reserve funds, consisting of the statutory surplus and public welfare funds. In accordance with the relevant PRC regulations and the articles of association of the respective companies, the companies are required to allocate a certain percentage of their profits after taxation, as determined in accordance with the PRC accounting standards applicable to the companies, to the statutory surplus reserve until such reserve reaches 50% of the registered capital of the companies.

Net income as reported in the US GAAP financial statements differs from that as reported in the PRC statutory financial statements. In accordance with the relevant laws and regulations in the PRC, the profits available for distribution are based on the statutory financial statements. If the Company has foreign currency available after meeting its operational needs, the Company may make its profit distributions in foreign currency to the extent foreign currency is available. Otherwise, it is necessary to obtain approval and convert such distributions at an authorized bank.

                         JADE PROFIT INVESTMENT LIMITED
      (INCORPORATED IN THE BRITISH VIRIGIN ISLANDS WITH LIMITED LIABILITY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


15.      SIGNIFICANT CONCENTRATION

The Group grants credit to its customers, generally on an open account basis. HQ's five largest customers accounted for 62.0% of the consolidated sales in 2003, with three customers accounting for in excess of 10% of consolidated sales, with 16.9%, 12.3% and 12.0% of consolidated sales, or an aggregate of 41.2% of consolidated sales.

At December 31, 2003, approximately 81.6% of trade receivables were from trade transactions with the aforementioned three customers.

16.      RELATED PARTY TRANSACTIONS

The Group sold goods to a related company, Hainan Jiahua Marine Bioproducts Company Limited, amounting to $51,743 and $167,802 for the years end December 31, 2003 and 2002, respectively. These transactions were consummated under similar terms as those with the Group's customers. Trade receivable from the related company was nil at December 31, 2003 and 2002.

The above related company is incorporated in the PRC, of which certain directors are also directors of Jade Profit and HQ.

17.      WARRANTIES

The Group did not incur any warranty costs in 2003 and 2002.

18.      COMMITMENTS AND CONTINGENCIES

A.       CAPITAL COMMITMENTS
         -------------------

As of December 31, 2003 HQ has contracted but not provided for the acquisition of plant and machinery, and expansion of factory plant amounting to no less than $600,000.

B.       LEGAL PROCEEDINGS
         -----------------

The Group is not currently a party to any threatened or pending legal proceedings.

19.      CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Group faces a number of risks and challenges since its operations are in the PRC. The Group's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. The Group's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

20. SUBSEQUENT EVENTS

In 2004, Jade Profit has completed a reverse merger with Process Equipment, Inc. ("PEQM"). Under the terms of the merger agreement; PEQM acquired 100% equity interest of Jade Profit.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate as of the date of this document.






                     ======================================



                                28,190,052 Shares

                                  Common Stock

                    HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

                                   -----------

                                   PROSPECTUS

                                   -----------

                                   July , 2004

                     ======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification Of Officers And Directors.

         As permitted by the General Corporation Law of Delaware, our Bylaws provide that we will indemnify our officers, directors, employees and agents. This includes indemnification against expenses incurred by a director of HQSM in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director of HQSM (or was serving at HQSM's request as a director or officer of another corporation). Such expenses shall be paid by HQSM in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by HQSM as authorized by relevant sections of the General Corporation Law of Delaware.

         The indemnification and advances of expenses provided in our Bylaws shall not be deemed exclusive of any other rights provided by any agreement, vote of stockholders or disinterested directors or otherwise.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. Other Expenses Of Issuance And Distribution.

         Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows:

         Registration Fee - Securities and Exchange Commission   $2,750.20

         Blue sky fees and expenses (including legal fees)       $             *

         Legal fees and expenses (other than blue sky fees)      $             *

         Accountants' fees and expenses                          $             *

         Printing expenses                                       $             *

         Miscellaneous expenses                                  $             *

           Total estimated expenses                              $             *

*        To be filed by amendment.

ITEM 26. Recent Sales Of Unregistered Securities.

         Beginning in March 2004 through the present time, we have sold securities pursuant to the following transactions, all of which were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

         On March 17, 2004, in connection with the merger of all of the capital stock of Jade Profit Investment Limited, a British Virgin Islands limited liability corporation, into Process Equipment, Inc., we issued:

         o 21,355,200 shares of our common stock to four shareholders, in a private placement under Section 4(2) of the Securities Act;

         o warrants to acquire an additional 27,068,570 shares of newly-issued common stock to four shareholders. The warrants' exercise price was $0.00 per share. The warrants were issued in reliance upon the exemption from registration provided in
                  Section 4(2) of the Securities Act and Regulation D thereunder. All of the warrants were exercised in full in May 2004;

         o we also agreed to issue, in a private placement under Section 4(2) of the Securities Act, 520,685 shares of our common stock to Westminster Securities Corp. ("Westminster") or its designees, in consideration of this firm's services as our financial advisor in connection with the merger; and

         o        we  further  agreed to issue,  in a  private  placement  under
                  Section 4(2) of the Securities Act, 500,000 shares of our common stock to Lui Hung Yen, in consideration of Mr. Yen's cancellation of an outstanding promissory note issued by Jade, our subsidiary, in the amount of US$ 256,410 and the release of Jade and our company by Mr. Yen of any and all claims relating to such note.

         On April 21, 2004, we issued 38 Units, at a purchase price of $34,000 per Unit, all Units in the aggregate consisting of 7,600,000 shares of our common stock, 3,040,000 Class C common stock purchase warrants and 3,040,000 Class D common stock purchase warrants, to 10 accredited investors in a private placement for an aggregate purchase price of $1,292,000. These securities were sold in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act and Regulation D thereunder. Westminster acted as our placement agent in connection with this transaction. In consideration of those services, we agreed to grant to Westminster or its designees a warrant (the "Agent Warrant") representing the right to purchase up to 3.8 Units, each Unit consisting of 200,000 shares of our common stock, 80,000 Series C common stock purchase warrants and 800,000 Series D common stock purchase warrants. Westminster subsequently allocated the Agent Warrant and/or the securities covered thereby to three of its officers and one of its employees. The majority of those securities are being registered by us, for resale by Westminster's designees, hereunder.

         In April 2004, we issued a total of 4,121,337 shares of our common stock to three persons in a private placement, for an aggregate purchase price of $1,236,410. The shares were issued to two persons in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act and Regulation D thereunder, and to one remaining person, in reliance upon Regulation S.

         On May 28 2004, we issued 18,600 shares of our common stock and 150,000 warrants to purchase shares of our common stock to Consulting for Strategic Growth 1, Ltd., in consideration of the public relations services rendered to us by that firm. In consideration of the same services, we also issued 900 shares to Bonnie Barrett Stretch, a related party of Consulting for Strategic Growth. All of these securities were issued in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act.



ITEM 27. Exhibits.

         The following exhibits are included as part of this Registration Statement.

Exhibit No.       Description
-----------       -----------

3.1 Certificate of Incorporation of HQ Sustainable Maritime Industries, Inc., as amended (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (Commission File No. 0-18980), filed with the Commission on April 28,
                  2004).

3.2               Bylaws   of   HQ   Sustainable   Maritime   Industries,   Inc.
                  (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (Commission File No. 0-18980), filed with the Commission on April 28, 2004).

4                 Process   Equipment,    Inc.   2003   Stock   Incentive   Plan
                  (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (Commission File No. 0-18980), filed with the Commission on April 28, 2004).

5                 Opinion of Baker & McKenzie

16 Letter, dated May 18, 2004 from Baum & Company, P.A., the Registrant's former principal accountants, to the Securities and Exchange Commission pursuant to Item 304(a)(3) of Regulation S-B (incorporated by reference to the Report on Form 8-K of Process Equipment, Inc. (Commission File No. 0-18980), filed with the Commission on May 18, 2004).

21                Subsidiaries of the Registrant

23.1              Consent of Rotenberg & Co., L.L.P.

23.2              Consent of Baker & McKenzie (included in Exhibit 5).

24                Power  of  Attorney   (included  on  signature  page  to  this
                  Registration Statement).



ITEM 28. Undertakings.

         The undersigned Registrant hereby undertakes the following:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement, or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of this offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or person controlling the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the Registrant in connection with any securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Haikou, People's Republic of China, on the date specified below.

Dated: July 21, 2004

                                 HQ SUSTAINABLE MARITIME INDUSTRIES, INC.



                                 By: /s/ Norbert Sporns
                                    --------------------------------------------
                                    Name: Norbert Sporns
                                    Title: Chief Executive Officer and President


                                POWER OF ATTORNEY

         We, the undersigned directors and officers of HQ Sustainable Maritime Industries, Inc., do hereby constitute and appoint Norbert Sporns and Lillian Wang Li, acting individually, our true and lawful attorney and agent, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us an d in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorney and agent shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE               TITLE                                      DATE
---------               -----                                      ----

/s/ Norbert Sporns      Chief Executive Officer and President      July 21, 2004
--------------------
Norbert Sporns


/s/ Lillian Wang        Chairman of the Board of Directors and
--------------------    Acting Financial Officer                   July 21, 2004
Lillian Wang


/s/ Harry Wang          Chief Operating Officer                    July 21, 2004
--------------------
Harry Wang

/s/ Jacques Vallee      Director                                   July 21, 2004
--------------------
Jacques Vallee


/s/ Fred Bild           Director                                   July 21, 2004
--------------------
Fred Bild

                                  EXHIBIT INDEX
                    HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

         The following exhibits are included as part of this Registration Statement.

Exhibit No.       Description
-----------       -----------

3.1 Certificate of Incorporation of HQ Sustainable Maritime Industries, Inc., as amended (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (Commission File No. 0-18980), filed with the Commission on April 28,
                  2004).

3.2               Bylaws   of   HQ   Sustainable   Maritime   Industries,   Inc.
                  (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (Commission File No. 0-18980), filed with the Commission on April 28, 2004).

4                 Process   Equipment,    Inc.   2003   Stock   Incentive   Plan
                  (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (Commission File No. 0-18980), filed with the Commission on April 28, 2004).

5                 Opinion of Baker & McKenzie

16 Letter, dated May 18, 2004 from Baum & Company, P.A., the Registrant's former principal accountants, to the Securities and Exchange Commission pursuant to Item 304(a)(3) of Regulation S-B (incorporated by reference to the Report on Form 8-K of Process Equipment, Inc. (Commission File No. 0-18980), filed with the Commission on May 18, 2004).

21                Subsidiaries of the Registrant

23.1              Consent of Rotenberg & Co., L.L.P.

23.2              Consent of Baker & McKenzie (included in Exhibit 5).

24                Power  of  Attorney   (included  on  signature  page  to  this
                  Registration Statement).